UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Mobileye Global Inc.

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2025 Proxy Statement

Notice of Annual Stockholders' Meeting

MOBILEYE GLOBAL INC.1
NOTICE OF
2025 ANNUAL STOCKHOLDERS’ MEETING
Date June 12, 2025	Time 10:00 A.M. Eastern Time	Record Date April 15, 2025
Voting Recommendations of the Mobileye Board of Directors (the “Board”)
Management Proposals
PROPOSAL 1
Election of the 8 director nominees named in this proxy statement
We have built a board that is highly engaged and possesses the necessary skills, experiences, qualifications, and diversity of viewpoints and perspectives to effectively oversee the business and long-term interests of stockholders.
Vote For Each Director Nominee See page 1
PROPOSAL 2
Ratification of selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”) as our independent registered public accounting firm for 2024
The Audit Committee is involved in the annual review and engagement of PwC and believes their continued retention is in the best interests of Mobileye and its stockholders.
Vote For See page 22
PROPOSAL 3
Advisory vote on executive compensation
Our executive compensation programs are intended to align interests of executives with those of stockholders through the use of measures we believe drive long-term success for the Company.
Vote For See page 25
PROPOSAL 4
Approval of the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan (“Amended 2022 Plan”)
The approval of the Amended 2022 Plan will allow us to increase the number of shares available for issuance under our equity incentive plan in order to meet our anticipated equity compensation needs for the next three years.
Vote For See page 42

1
Referred to herein as “Mobileye” or the “Company,” and, where the context requires, such terms refer to our historical operations.

How to Vote	Vote

Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting online. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Additional Meeting Information” on page 52. ▶
		ONLINE at www.proxyvote.com. You may also attend the annual meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/MBLY2025.	BY PHONE by calling the applicable number. For stockholders of record: 1-800-690-6903 For beneficial stockholders: 1-800-690-6903
BY MAIL if you have received a printed version of these proxy materials.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD JUNE 12, 2025: The Notice of 2025 Annual Stockholders’ Meeting and Proxy Statement and the 2024 Annual Report on Form 10-K are available at https://ir.mobileye.com/.
Our Board solicits your proxy for the 2025 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth above. We made this proxy statement, the Notice of 2025 Annual Stockholders’ Meeting and the form of proxy available on the internet to stockholders beginning on April 25, 2025.

i

BOARD OF DIRECTORS MATTERS
Proposal 1: Election of Directors
PROPOSAL 1	Election of Directors	Recommendation of the Board

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the 8 individuals listed below to serve as directors. Our nominees include four independent directors, as defined in the rules for companies traded on the Nasdaq Global Select Market (“Nasdaq”), and one Mobileye officer, Professor Amnon Shashua. Safroadu Yeboah-Amankwah has served as the Chair of the Board since January 2025.
All of our director nominees currently serve on the Board. The incumbent director nominees were elected upon the consummation of our initial public offering in October 2022, except for Professor Amnon Shashua, who has served as a director since our original founding in 1999, Patrick Bombach, who has served as a director since January 29, 2025, Elaine Chao, who has served as a director since June 7, 2024, and Christoph Schell who has served as a director since our 2024 Annual Stockholders’ Meeting. Effective as of December 1, 2024, Patrick P. Gelsinger resigned as Chair and as a director of the Board. Effective as of April 25, 2025, Christine Pambianchi resigned as a director of the Board and as Chair of the Compensation Committee.
Term & Service.   Each director’s term runs from the date of their election until our next annual stockholders’ meeting and until their successor (if any) is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Voting and Election.   Our Amended and Restated Bylaws (“Bylaws”) provide that a director nominee is elected only if they receive a plurality of the votes cast with respect to their election. As a result, any shares not voted “FOR”

The Board recommends that you vote “FOR” the election of each of the following nominees.
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Director nominees with diverse leadership, industry, and technology experience

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Four of our eight director-nominees are independent

a particular candidate, whether as a result of a “WITHHOLD” vote or broker non-vote, will not be counted in such candidate’s favor and will have no effect on the election results. For more information, see “Additional Meeting Information; How do I vote?” on page 53. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.”
Biographical Information.   For each of the 8 director nominees standing for election, the following pages set forth certain biographical information, including a description of their principal occupation, business experience, and the primary qualifications that the Nominating and Corporate Governance Committee considered in recommending them as director nominees, as well as the Board committees on which each director nominee will serve as of the 2025 Annual Stockholders’ Meeting.

DIRECTOR NOMINEES
Amnon Shashua CEO and President Age: 64 Director Since: 2022	COMMITTEES None
Amnon Shashua is our co-founder and has been serving as our Chief Executive Officer and President since 2017 and as a director since our original founding in 1999. He served as a Senior Vice President at Intel Corporation (“Intel”) from 2017 to 2022, following our acquisition by Intel. Professor Shashua founded Mobileye in 1999. In addition to Mobileye, Professor Shashua has founded a number of startups in the fields of computer vision and machine learning, including CogniTens, which developed comprehensive dimensional measurement systems, which he founded in 1995 and has since been acquired, OrCam, which harnesses computer vision and AI to assist the visually and hearing impaired, which he co-founded in 2010 and serves as its Co-Chairman, and AI21 Labs, which works to use AI to understand and create natural language, which he co-founded in 2017 and serves as its Chairman. In 2019, Professor Shashua founded One Zero Digital Bank, a digital bank in Israel. In December 2021, Professor Shashua co-founded Mentee Robotics, which aims to build humanoid robots and has since been serving as its Chairman. In 2023, Professor Shashua co-founded AA-I Technologies Ltd., which works to develop next-generation AI models and has since been serving as its Chairman. Professor Shashua holds the Sachs Chair in Computer Science at the Hebrew University of Jerusalem, where he teaches and supervises graduate students. He has published 162 papers in the field of machine learning and computational vision and holds over 94 patents. Professor Shashua has been awarded prestigious prizes for his contributions to science and technology and is also the 2020 Dan David laureate in the field of AI, awarded for his ground-breaking work in the field. In 2019, he was recognized as the Electronic Imaging Scientist of the Year by the Society for Imaging Science and Technology. Professor Shashua and his team were also finalists in the European Inventor Awards of 2019, awarded by the European Patent Office. In July 2022, Professor Shashua received the Mobility Innovator Award from the Automotive Hall of Fame. In March 2023, Professor Shashua received the Israel Prize for Lifetime Achievement from the Israel Ministry of Education. We believe Professor Shashua’s perspective and experience as our co-founder and Chief Executive Officer, as well as his insight and proficiency in computer vision and machine learning, make him well qualified to serve as a director.

Saf Yeboah-Amankwah Chair Age: 54 Director Since: 2022	COMMITTEES G (Chair)
Saf Yeboah-Amankwah has served as a director of Mobileye since October 2022 and as chair of our Board since January 2025. Mr. Yeboah- Amankwah has been serving as a Senior Vice President and Chief Strategy Officer at Intel since 2020. Prior to joining Intel, Mr. Yeboah-Amankwah held several positions with McKinsey and Company, including Senior Partner and global head of the Transformation Practice for the Telecom, Media and Technology Practice from 2008 to 2020 and Managing Partner for the South Africa practice, among other roles, from 1994 to 2018. Mr. Yeboah-Amankwah serves on the boards of directors of the United Negro College Fund and the Defense Business Board. Mr. Yeboah-Amankwah earned his B.S. and M. Eng. from Massachusetts Institute of Technology. We believe Mr. Yeboah-Amankwah’s extensive experience advising tech companies on transformation, growth and operations and his experience with mergers and acquisitions make him well qualified to serve as a director.
Patrick Bombach Age: 54 Director Since: 2025	COMMITTEES C (Chair)
Patrick Bombach has served as a director of Mobileye since January 2025. Mr. Bombach has worked at Intel since April 2014 and has been serving as Corporate Vice President, Head of Corporate Legal and Assistant Corporate Secretary since January 2023. Mr. Bombach oversees legal support for corporate securities and governance, finance, M&A, corporate venture capital, strategy, executive compensation and insider trading compliance. From January 2020 to December 2022, Mr. Bombach served as Vice President, Senior Managing Director, Corporate Strategy, Finance and Transactions. Mr. Bombach has over 25 years of experience as a corporate attorney and is a member of the Hispanic National Bar Association’s PODER25 initiative. Mr. Bombach earned his J.D. from Columbia University and his B.B.A. in Economics from the University of Texas, El Paso. We believe Mr. Bombach’s extensive experience with corporate governance, SEC reporting and regulatory compliance, M&A and strategic transactions, and crisis and risk management make him well qualified to serve as a director.
Elaine L. Chao Age: 72 Director Since: 2024 INDEPENDENT	COMMITTEES None
Secretary Chao has been confirmed on a bipartisan basis to two cabinet positions as U. S. Secretary of Transportation and U. S. Secretary of Labor. Secretary Chao is the first Asian American woman to serve in a President’s cabinet in American history. She is also the longest serving Cabinet member since World War II. Secretary Chao has a distinguished career in the private, public and nonprofit sectors. As U. S. Secretary of Transportation, she focused on keeping the country’s transportation system safe and efficient; invested over $330 billion in infrastructure; and, promoted American innovation including autonomous vehicles, unmanned aerial systems and commercial space transport. During the COVID-19 crisis, Secretary Chao’s decisive actions kept America’s transportation networks safe and moving. As U. S. Secretary of Labor, Secretary Chao focused on increasing the competitiveness of America’s workforce in a worldwide economy. She set new records for workplace safety and health and retirement security. Previously, Secretary Chao was President and CEO of United Way of America where she restored public trust in the organization after it had been tarnished by scandal. She was Director of the Peace Corps where she launched the first Peace Corps programs in the Baltic nations and the former republics of the former Soviet Union including Ukraine. Secretary Chao had also served as Chair of the Federal Maritime Commission and Deputy Secretary of the U.S. Department of Transportation. She was also a banker with Bank of America and Citicorp. Secretary Chao has served on the boards of numerous public companies while out of government. She is currently on the boards of Kroger and ChargePoint Holdings. She has also been a director on many nonprofit boards including Harvard Business School Board of Dean’s Advisors and Global Advisory Board; John F. Kennedy Center for the Performing Arts; United Way Worldwide; Los Angeles 2028 Organizing Committee of Olympic and Paralympic Games (LA28), and the Smithsonian Asian Pacific American Center Advisory Board. Born in Taiwan, Sec. Chao received her U.S. citizenship at age 19, after immigrating to America at the age of 8 without speaking any English. Secretary Chao earned her undergraduate degree in economics from Mount Holyoke College, and her MBA from Harvard Business School. A proud Kentuckian, she is the recipient of 38 honorary doctorate degrees. We believe Secretary Chao’s extensive experience in government leadership as Secretary of Transportation and Secretary of Labor, which provides our Board with important insight on government relations at the state, federal, and international levels, and prior governance and business experience make her well qualified to serve as a director.
Eyal Desheh Age: 73 Director Since: 2022 INDEPENDENT	COMMITTEES A (Chair), C and G
Eyal Desheh has served as a director of Mobileye since October 2022. Mr. Desheh served as Chairman of the board of directors of Isracard Ltd. (TLV: ISCD) from 2017 to 2020. Before Isracard, Mr. Desheh served as Executive Vice President and Chief Financial Officer of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) from 2008 to 2017. Before Teva Pharmaceutical, Mr. Desheh served as Executive Vice President and Chief Financial Officer of Check Point Software Technologies Ltd. (Nasdaq: CHKP) from 2000 to 2008, Chief Financial Officer of Scailex Corporation Ltd. (formerly known as Scitex Corporation Ltd. (Nasdaq: SCTX)) (TLV: SNCM) from 1996 to 2000, and as Deputy Chief Financial Officer at Teva Pharmaceutical Industries Ltd. from 1989 to 1996. Mr. Desheh currently serves as Chairman of MigVax Ltd. and Tevel Aerobotics Technologies Ltd. Mr. Desheh also serves on the board of directors of Cytoreason Ltd., One Zero Digital Bank Ltd., OrCam Technologies Ltd., and Factoree Ltd. Mr. Desheh previously served on our Board from 2014 to 2018. From 2013 to 2016, Mr. Desheh served on the board of directors of Stratasys LTD (Nasdaq: SSYS). Mr. Desheh also currently serves as chairman of the audit committee of Or Shalom and as a member of the Executive Committee of the Board of Governors of The Hebrew University of Jerusalem. Mr. Desheh earned his B.A. and M.B.A. from The Hebrew University of Jerusalem. We believe Mr. Desheh’s extensive financial expertise, experience on a public company audit committee, and leadership experience as Chief Financial Officer make him well qualified to serve as a director.
Claire C. McCaskill Lead Independent Director Age: 71 Director Since: 2022 INDEPENDENT	COMMITTEES A and G
Claire C. McCaskill has served as a director of Mobileye since October 2022. Senator McCaskill has been serving as a political analyst for NBCUniversal Media, LLC and as a Corporate Speaker through the Washington Speakers Bureau since 2019. Prior to joining NBCUniversal and the Washington Speakers Bureau, Senator McCaskill served as a United States Senator from Missouri from 2007 to 2019, as State Auditor of Missouri from 1999 to 2007 and as elected County Prosecutor for Jackson County from 1992 to 1999. Senator McCaskill earned her B.A. and J.D. from the University of Missouri. We believe Senator McCaskill’s extensive experience in government as an elected official, which provides our Board with important insight on government relations at the state, federal, and international levels, and her legal background, make her well qualified to serve as a director.
Christoph Schell Age: 53 Director Since: 2024	COMMITTEES None
Christoph Schell has served on our board of directors since June 2024. Mr. Schell has served as Executive Vice President and Chief Commercial Officer and General Manager of the Sales, Marketing and Communications Group at Intel since March 2022. Prior to joining Intel, Mr. Schell served as the Chief Commercial Officer of HP Inc. (NYSE: HPQ) from November 2019 to March 2022. During his 25 years with HP, Mr. Schell held various senior management roles across the globe, including President of 3D Printing and Digital Manufacturing from November 2018 to October 2019 and President of the Americas region from November 2015 to November 2018. Prior to rejoining HP in 2014, Mr. Schell served as Executive Vice President of Growth Markets for Philips (AMS: LIGHT), a lighting solutions company, where he led the lighting business across Asia Pacific, Japan, Africa, Russia, India, Central Asia, and the Middle East. He started his career in his family’s distribution and industrial solutions company before working in brand management at Procter & Gamble (NYSE: PG). We believe Mr. Schell’s extensive experience in sales, business development and marketing and senior leadership positions with public companies in the technology and manufacturing sectors make him well qualified to serve as a director.
Frank D. Yeary Age: 61 Director Since: 2022 INDEPENDENT	COMMITTEES A and C
Frank D. Yeary has served as a director of Mobileye since October 2022. Mr. Yeary has been serving as Managing Member at Darwin Capital Advisors LLC, a private investment firm, since 2012. Prior to founding Darwin Capital Advisors LLC, Mr. Yeary served as Co-Founder and Executive Chairman of CamberView Partners, LLC, a corporate governance and stockholder engagement advisory firm, from 2012 to 2018. Before CamberView, Mr. Yeary served as Vice Chancellor of the University of California, Berkeley from 2008 to 2012. Mr. Yeary also served as Managing Director, Global Head of M&A from 2003 to 2008 and as a member of the Management Committee from 2001 to 2008 at Citigroup Investment Banking. Mr. Yeary serves on the board of directors of PayPal Holdings, Inc. (Nasdaq: PYPL) and as independent chair of the board of directors of Intel. Mr. Yeary earned his B.A. from the University of California, Berkeley. We believe Mr. Yeary’s extensive financial strategy and global M&A expertise, including expertise in financial reporting, make him well qualified to serve as a director.
Committee names are abbreviated as follows: A = Audit, C = Compensation and G = Nominating and Corporate Governance.
Director Nomination Process
Committee Process
The Nominating and Corporate Governance Committee establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. In addition to candidates identified by Board members, the committee may consider candidates proposed by stockholders and others as it deems appropriate. A stockholder who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to our Secretary. Although our Board does not maintain a specific policy with respect to board diversity, pursuant to our Corporate Governance Guidelines, our Board seeks to have directors that collectively reflect a wide range of backgrounds, which may include factors such as experience and expertise, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. Director nominations by stockholders must also satisfy certain other requirements specified in our bylaws. The Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us” on page 57.
Director Skills, Experience, and Background
As we discuss below under “Board Committees” on page 9, the Nominating and Corporate Governance Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment includes numerous diverse factors, such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; senior leadership experience; and international experience. The Board then determines whether a nominee’s background, experience, personal characteristics, and skills will advance the Board’s goal of creating and sustaining a Board with a diversity of perspectives and viewpoints that can support and oversee the company’s complex activities.
We maintain a thoughtful director refreshment process to ensure our board continues to comprise the right mix of skills and perspectives to guide and oversee our business. Our director identification process is ongoing as we continually seek highly qualified candidates, focused in areas where additional depth on the board can support current and future company priorities and opportunities.

As set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee and the Board periodically review and assess the effectiveness of these practices for considering potential director candidates.

CORPORATE GOVERNANCE MATTERS
Board Leadership Structure
Our Board is currently chaired by Mr. Yeboah-Amankwah. As is provided in our published Corporate Governance Guidelines, the Board does not require the separation of the offices of Board Chair and CEO and it is free to choose its Chair in any way that it deems best for the Company at any given point in time. However, if the Chair is not an independent director, our independent directors will designate one of the independent directors on the Board to serve as a lead independent director. Claire C. McCaskill has been designated as our lead independent director. Our lead independent director’s duties, among others, include the following:
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prepare the agenda for each Board meeting in consultation with the CEO and the Chair;

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call and preside over executive sessions of the independent directors of the Board as deemed appropriate;

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regularly meet with the Chair and CEO for discussions of matters arising from executive sessions of the independent directors; and

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as requested, communicate with external constituencies, including stockholders.

Our Board believes that the current board leadership structure provides effective independent oversight of management while allowing our Board and management to benefit from Mr. Yeboah-Amankwah’s extensive executive leadership and operational experience. Our Board believes that our current leadership structure is appropriate at this time. The independent directors periodically assess the Board’s leadership structure and will continue to evaluate and implement the leadership structure that they conclude most effectively supports the Board in fulfilling its responsibilities.
The Board’s Role in Risk Oversight
An important function of the Board is oversight of risk management at Mobileye. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. The Board believes that its current governance structure facilitates its risk oversight responsibilities.
The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts.
The Audit Committee manages risk by overseeing the integrity of the Company’s financial statements and internal controls; the qualifications, independence and performance of the Company’s independent auditor; the Company’s compliance with legal and regulatory requirements; the Company’s internal auditor; and the Company’s cybersecurity risk management program. The Audit Committee reviews and discusses with the Board and with management the Company’s major financial and cybersecurity risk exposures and steps taken to monitor and control such exposures.
The Nominating and Corporate Governance Committee manages risk by reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs; overseeing the succession process in the event the Board determines that a new Chief Executive Officer or new executive officer should be hired; making recommendations to the Board as to determinations of director independence; and developing and recommending to the Board the Corporate Governance Guidelines, reviewing and reassessing the Code of Business Conduct for the Company and overseeing compliance with such Guidelines and Code.
The Compensation Committee manages risk by reviewing and assessing risks arising from the Company’s employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the company.

Policies Regarding Hedging, Derivatives and Pledging
Pursuant to our Securities Trading Policy, we prohibit directors, officers, and all other employees from engaging in short sales of Mobileye’s securities, transactions involving options on Mobileye’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market, or any hedging transactions that serve to insulate or mitigate against a potential change in Mobileye’s stock price, including through the use of financial instruments such as collars, equity swaps, exchange funds and forward sale contracts. This policy does not restrict ownership of company-granted awards, such as RSUs (as defined below) and options to purchase Mobileye stock, and does not apply to the vesting of RSUs or the exercise of options to purchase Mobileye stock. With some exceptions, holding Mobileye stock in a margin account and pledging Mobileye stock as collateral for a loan is prohibited for directors, officers, and all other employees.
Insider Trading Policy
We maintain insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our company’s securities by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq listing standards. A copy of our insider trading policy is filed as exhibit 19.1 to our Annual Report on Form 10-K.
DIRECTOR INDEPENDENCE AND TRANSACTIONS CONSIDERED
IN INDEPENDENCE DETERMINATIONS
Controlled Company Exemption
We are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. As a result, we qualify for exemptions from, and have elected not to comply with, certain corporate governance requirements under the rules, including the requirements that within one year of the completion of our initial public offering we have a board that is composed of a majority of “independent directors,” as defined under the rules, and a compensation committee and a nominating and corporate governance committee that are composed entirely of independent directors. Mr. Bombach, who is not an independent director, serves on our Compensation Committee as the Chair, and Mr. Yeboah-Amankwah, who is not an independent director, serves as the Chair of our Nominating and Corporate Governance Committee in addition to his service as Chair of the Board. Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the Audit Committee, as discussed below.
The rules of Nasdaq define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As of April 15, 2025, Intel beneficially owns all of the outstanding shares of our Class B common stock, representing approximately 98.6% of the voting power of our common stock. Through its control of shares of common stock representing a majority of the votes entitled to be cast in the election of directors, Intel has the ability to control the vote to elect all of our directors. Accordingly, we qualify as a “controlled company” under the listing requirements of Nasdaq and are able to rely on the exemptions described above. If we cease to be a controlled company and our Class A common stock continues to be listed on Nasdaq, we will no longer be able to rely on such exemptions by the date our status as a controlled company changes or within specified transition periods applicable to certain provisions, as the case may be. For example, we will have one year from the date of our status change to comply with the requirement that our Board must be comprised of a majority of independent directors.
Director Independence
The Board’s guidelines for director independence conform to the independence requirements in the published listing requirements of Nasdaq. The Board considers all relevant facts and circumstances in determining independence.
The Board has determined that each of Secretary Chao, Mr. Desheh, Senator McCaskill, and Mr. Yeary, does not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq, and, as applicable, the SEC rules and regulations relating to independence standards for members of audit and compensation committees. In making the independence determinations with respect to our directors and director nominees, our Board considered the current and prior relationships that each director and director nominee has with our company and all other facts and circumstances our Board deemed relevant in determining their independence.
Director Attendance
The Board held 7 regularly scheduled meeting and 3 special meetings in 2024. As discussed in “Board Committees” below, standing committees of the Board collectively held a total of 20 meetings during 2024, with the Audit Committee holding 11 regularly scheduled meetings and 1 special meeting, the Compensation Committee holding 5 regularly scheduled meetings and 0 special meetings and the Nominating and Corporate Governance Committee holding 4 regularly scheduled meeting and 0 special meetings. We expect each director to attend every meeting of the Board and the committees on which the director serves. Each director attended at least 75% of the meetings of the Board and each committee on which the director served in 2024 (held during the period in which the director served), and on average directors attended 96% of their respective Board and committee meetings. The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting. Mr. Gelsinger, Prof. Shashua, Mr. Desheh, Sen. McCaskill, Ms. Pambianchi, Mr. Yeary and Mr. Yeboah-Amankwah attended our 2024 annual meeting of stockholders.	96% Average attendance of directors at Board and committee meetings during 2024
Board Committees
The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. As of the end of 2024, the Board had three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each committee has the authority to engage outside experts, advisors, and counsel to assist the committee in its work.
Each committee has a written charter approved by the Board. We post each charter in the Corporate Governance section of our website at https://ir.mobileye.com/corporate-governance/governance-overview. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this proxy statement.
The Board has determined that each member of the Audit Committee is an independent director in accordance with Nasdaq standards.
Audit Committee
The Audit Committee, among other things, has the following responsibilities:
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review the audit plans and findings of our independent registered public accounting firm and our risk review staff, as well as the results of regulatory examinations, and track management’s corrective action plans where necessary;

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review our combined financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

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review our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

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have the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

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review and approve in advance any proposed related person transactions.

The members of our Audit Committee are Mr. Desheh, Senator McCaskill, and Mr. Yeary. Mr. Desheh is the chair of our Audit Committee. Our Board has determined that Mr. Desheh, Senator McCaskill, and Mr. Yeary meet the definition of “independent director” for purposes of serving on our Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the corporate governance standards of Nasdaq. Our Board has determined that each director appointed to our Audit Committee is financially literate. Our Board has determined that Mr. Desheh is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
The Audit Committee held 12 meetings during the 2024 fiscal year.
Compensation Committee
The Compensation Committee, among other things, has the following responsibilities:
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review and approve, or recommend that our Board approve, the compensation of our executive officers;

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review and recommend to our Board the compensation of our directors;

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administer our equity incentive plan;

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approve equity grants under our equity incentive plan to employees and consultants and recommend such grants to directors for approval by our Board;

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review and approve, or make recommendations to our Board with respect to, incentive compensation and equity plans; and

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review our overall compensation philosophy.

The members of our Compensation Committee are Mr. Bombach, Mr. Desheh and Mr. Yeary. Each of Messrs. Desheh and Yeary is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act. Mr. Bombach is the Chair of our Compensation Committee. Ms. Pambianchi served as Chair of the Compensation Committee until April 25, 2025, the effective date of her resignation.
The Compensation Committee may delegate any of its responsibilities to subcommittees of the committee, and may delegate to a subcommittee the ability to make grants of equity awards to individuals who are not executive officers or non-employee directors of the Company, as it deems appropriate.
For information with respect to the use of compensation consultants and a description of the role of our executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis — Determination of Compensation.”
The Compensation Committee held 5 meetings during the 2024 fiscal year.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, among other things, has the following responsibilities:
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identify, evaluate, and recommend to our Board to select as nominees individuals qualified to become new directors, consistent with criteria approved by our Board;

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review the qualifications of incumbent directors to determine whether to recommend them for reelection at our next annual meeting of the stockholders;

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identify, evaluate, and recommend to our Board to appoint those directors that are qualified to serve on any committee of our board of directors;

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review and recommend to our Board corporate governance principles applicable to us; and

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oversee the evaluation of our Board.

The members of our Nominating and Corporate Governance Committee are Mr. Desheh, Sen. McCaskill and Mr. Yeboah-Amankwah. Mr. Yeboah-Amankwah is the chair of our Nominating and

Corporate Governance Committee. Ms. Pambianchi served on the Nominating and Corporate Governance Committee until April 25, 2025, the effective date of her resignation from the Board.
The Nominating and Corporate Governance Committee held 4 meetings during the 2024 fiscal year.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2024, Mr. Desheh, Ms. Pambianchi and Mr. Yeary served on the Compensation Committee. None of our executive officers, employees or persons having a relationship requiring disclosure under Item 404 of Regulation S-K has served as a member of our Compensation Committee. None of our executive officers has served on the Compensation Committee (or committee performing similar functions) or as a director of another entity that has one or more executive officers serving on our Board or Compensation Committee.
Board Evaluations
We are committed to providing transparency about our Board and committee evaluation process. The Chair of our Nominating and Corporate Governance Committee is responsible for managing the annual process for evaluating the Board, its committees, and the individual directors.
2024 Process
In 2024, the Nominating and Corporate Governance Committee utilized the same Board self-evaluation process as was used in 2023, which consisted of two parts:
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a written questionnaire that asked for the directors’ feedback on areas such as:

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Board and committee structure, including leadership;

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Meeting agendas and content, including whether adequate time is allocated to Board and committee topics;

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CEO, senior leadership and succession planning;

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Soliciting constructive feedback as to Board culture, the performance of Board and committee Chairs and continuing education;

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Interviews conducted with each director.

The questionnaire provided for numerical ratings. The Chair of our Nominating and Corporate Governance Committee conducted the interviews with individual directors. The numeric ratings and interview feedback were then aggregated and summarized by the Chair of our Nominating and Corporate Governance Committee, who reported the results to the full Board and led the discussion of the performance of the Board, committees, and directors.
Our 2024 annual evaluation process provided the Board and management with valuable insight regarding areas where the Board believes it functions effectively and, more importantly, areas where the Board believes it can improve its effectiveness and oversight.
Communications from Stockholders to Directors
The Board recommends that stockholders initiate communications with the Board, the Chair of the Board, or any Board committee by writing to our Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Secretary to review correspondence directed to the Board and, at the Secretary’s discretion, to forward items that she deems to be appropriate for the Board’s consideration.
Certain Relationships and Related Party Transactions
In addition to the director, director nominee and executive officer compensation arrangements discussed under “Compensation Discussion and Analysis,” this section describes transactions, or series of related transactions, since the beginning of our last fiscal year or as currently proposed, to which we were a party or will be a party, in which:
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the amount involved exceeded or will exceed $120,000; and

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any of our directors, director nominees, executive officers, or beneficial owners of more than 5% of any class of our capital stock, or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Stock Compensation Recharge Agreement
On August 8, 2017, we entered into a stock compensation recharge agreement with Intel, which requires us to reimburse Intel, net of any related withholding tax, for certain amounts relating to the value of share-based compensation provided to our employees for RSUs or stock options exercisable in Intel stock. The reimbursement amounts recorded as an adjustment to additional paid-in capital in the consolidated statements of equity were $62 million for 2024.
Other Services to a Related Party
We have reimbursed our Chief Executive Officer for reasonable travel related expenses incurred while conducting business on behalf of the Company as well as paid for certain security related costs. For 2024, travel related reimbursements and security related costs were $2.0 million.
Cross-License Agreement
We are party to an agreement with Intel (which we refer to herein as the Cross-License Agreement) under which (i) we grant to Intel a royalty-free, nonexclusive, nontransferable, perpetual, irrevocable, sublicensable under certain circumstances, and worldwide license under patents and patent applications owned or controlled by us, and (ii) Intel grants to us a royalty-free, nonexclusive, nontransferable, and worldwide license, sublicense, or other right, as applicable, under certain patents and patent applications of other Intel subsidiaries and certain third parties. Any license, sublicense, or other right granted by Intel to us with respect to third-party patents and patent applications (or specific claims thereof) included in the grant in clause (ii) may be revoked (effective as of the date specified by Intel) by Intel, in whole or in part, at any time (and automatically terminates once Intel can no longer extend such rights to us under the applicable third-party license agreement), and all licenses, sublicenses or other rights from Intel with respect to patents and patent applications of other Intel subsidiaries included in the grant by Intel to us in clause (ii) automatically terminate once Intel’s ownership of our common stock falls below 50%. The license granted by us to Intel in clause (i) survives even if Intel’s ownership of our common stock falls below 50%, but solely with respect to patents and patent applications owned or controlled by us as of or prior to such time. The agreement will continue until the expiration of the last to expire of the patents and patent applications included in the grants in clauses (i) and (ii), unless earlier terminated by Intel at any time for its convenience.
Transactions Entered into in Connection with our Initial Public Offering
Facilities Arrangements
Under lease arrangements with Intel, the Company leases office space in Intel’s buildings in certain locations. The leasing costs for the year ended December 28, 2024 were $3 million.
Intercompany Agreements
In connection with the Mobileye IPO, we entered into the following intercompany agreements (the “Intercompany Agreements”) with Intel that provides a framework for our ongoing relationship with Intel.
Master Transaction Agreement
The Master Transaction Agreement contains key provisions relating to our ongoing relationship with Intel. The Master Transaction Agreement also contains agreements relating to the conduct of the Mobileye IPO and future transactions, and will govern the relationship between Intel and us subsequent to the

Mobileye IPO. Unless otherwise required by the specific provisions of the Master Transaction Agreement, the Master Transaction Agreement will terminate on a date that is five years after the first date upon which Intel ceases to beneficially own at least 20% of our outstanding shares of common stock. The provisions of the Master Transaction Agreement related to our cooperation with Intel in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to indemnification by us and Intel and certain other provisions will survive indefinitely. The following sets forth the key terms of the Master Transaction Agreement.
Registration Rights.   We have provided Intel with certain registration rights to register our common stock, because the shares of our common stock held by Intel after the Mobileye IPO are deemed “restricted securities” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, Intel may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of Intel, we will use our commercially reasonable efforts to register shares of our common stock that are held by Intel after the closing of the Mobileye IPO, or subsequently acquired, for public sale under the Securities Act on a registration statement on Form S-1 or any similar long form registration statement (a “Long-Form Registration”) or on a registration statement on Form S-3 or any similar short form registration statement at such time Mobileye qualifies to use such short from registration statement (a “Short-Form Registration”). Intel may initially request up to two Long-Form Registrations in any calendar year and three Short-Form Registrations, though no Long-Form Registrations may be requested in any calendar year after such time as we are eligible to use Form S-3. Intel may also request that we file a resale shelf registration statement to register the resale under the Securities Act of its registrable securities after such time as we are eligible to use Form S-3. Intel will be entitled to three underwritten shelf takedowns per calendar year and each such underwritten shelf takedown will be deemed a demand registration for purposes of the limit on Short-Form Registrations. We will also provide Intel with “piggy-back” rights to include its shares in future registrations by us or others of our securities under the Securities Act. There is no limit on the number of these “piggy- back” registrations in which Intel may request its shares be included. Intel’s registration rights will remain in effect until the earlier of the date on which the shares of our common stock held by Intel (i) have been disposed of in accordance with an effective registration statement, (ii) have been distributed to the public in accordance with Rule 144 or may be sold without restriction pursuant to Rule 144(k) under the Securities Act, (iii) have been otherwise transferred to a non-affiliated entity and any subsequent disposition of them do not require registration or qualification under the Securities Act, or (iv) have ceased to be outstanding. We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, except that Intel will pay all its own internal administrative and its own legal and similar costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.
Future Distributions.   We will cooperate with Intel, at its request, to accomplish a distribution by Intel of our common stock to Intel stockholders which is intended to qualify as a distribution under Section 355 of the Code, or any corresponding provision of any successor statute, and we have agreed to promptly take any and all actions reasonably necessary or desirable to effect any such distribution. Intel will determine, in its sole and absolute discretion, whether to proceed with all or part of the distribution, the date of the distribution and the form, structure and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, Intel may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.
Most Favored Status.   So long as Intel beneficially owns at least 20% of our common stock, we will sell Intel our commercially available products, including EyeQTM SoCs, for internal use, but not for resale on a standalone or bundled basis. We and Intel agree to hold the other in most favored status with respect to products purchased or sold for internal use, meaning that the product prices, terms, warranties and benefits provided between us and Intel shall be comparable to or better than the equivalent terms being offered by the party providing the products to any single, present customer of such party.
Anti-Dilution Option.   We have granted Intel a continuing right to purchase from us shares of Class A common stock or Class B common stock as is necessary for Intel to maintain an aggregate ownership interest of our common stock representing at least 80.1% of our common stock outstanding. This option may be exercised by Intel in connection with any issuance by us of common stock or any stock option or executive or employee compensation plan, except where the issuance pursuant to a stock option or executive or employee compensation plan would cause Intel’s percentage ownership of common stock to fall below 80.1%. If we issue our common stock for cash consideration as permitted in the foregoing sentence other than pursuant to a stock option or executive compensation plan that causes Intel’s percentage ownership of common stock to fall below 80.1%, upon the exercise of the option, Intel will pay a price per share of Class A common stock equal to the offering price paid by us in the related issuance of common stock and a price per share of Class B common stock equal to the fair market value thereof as determined in good faith by our Board. If we issue our common stock for non-cash consideration or pursuant to a stock option or executive compensation plan that causes Intel’s percentage ownership of common stock to fall below 80.1%, upon exercise of the option, Intel will pay a price per share of Class A common stock equal to the closing price of our common stock as quoted on Nasdaq on the date for which a determination is being made and a price per share of Class B common stock equal to the fair market value thereof as determined in good faith by our Board. Intel’s option to maintain its ownership percentage in us will terminate on the earlier of the date of a distribution under Section 355 of the Code, or any corresponding provision of any successor statute, the date upon which Intel beneficially owns shares of common stock representing less than 80% in aggregate ownership interest in our common stock, and the date on which, if the option has been transferred to a subsidiary of Intel, that subsidiary ceases to be a subsidiary of Intel.
Indemnification.   We and Intel have agreed to cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical Mobileye business and operations, and generally will place on Intel the financial responsibility for liabilities associated with all of Intel’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. We and Intel will also each indemnify the other with respect to breaches of the Master Transaction Agreement or any Intercompany Agreement. In addition, we will indemnify Intel against liabilities arising from misstatements or omissions of material fact in a prospectus or the registration statement of which it is a part relating to an offering of our shares by Intel, except for misstatements or omissions of material fact relating to information that Intel provided to us specifically for inclusion in such prospectus or registration statement of which it forms a part. We will also indemnify Intel against liabilities arising from any misstatements or omissions of material fact in our subsequent SEC filings and from information we provide to Intel specifically for inclusion in Intel’s annual or quarterly reports following the completion of the Mobileye IPO, but only to the extent that the information pertains to us or our business or to the extent Intel provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of Intel. In addition, Intel will indemnify us for liabilities arising from misstatements or omissions of material fact with respect to information that Intel provided to us specifically for inclusion in a prospectus or the registration statement of which it forms a part relating to an offering of our shares by Intel, to the extent that such information pertains to Intel or Intel’s business. Intel will also indemnify us against liabilities arising from information Intel provides to us specifically for inclusion in our annual or quarterly reports following the completion of the Mobileye IPO, but only to the extent that the information pertains to Intel or Intel’s business or to the extent we provide Intel prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction. Further, Intel will indemnify us against any liabilities relating to payments of consideration to former equityholders of Mobileye N.V. under Intel’s 2017 agreement to purchase Mobileye.
Release.   The Master Transaction Agreement contains a general release for liabilities arising from events occurring on or before the time of the Mobileye IPO. Under this provision, we agreed to release Intel and its subsidiaries, successors and assigns, and Intel agreed to release us and our subsidiaries, successors and assigns, from any liabilities arising from past events between us on the one hand, and Intel on the other hand, occurring on or before the time of the Mobileye IPO, including in connection with the activities to implement the Mobileye IPO. The general release does not apply to liabilities allocated between the parties under the Master Transaction Agreement or other Intercompany Agreements or to specified ongoing contractual arrangements.
Accounting Matters.   For so long as Intel provides us with accounting and financial services under the Administrative Services Agreement that we have entered into with Intel, and to the extent necessary for purpose of preparing financial statements or completing a financial statement audit, we will provide Intel as much prior notice as reasonably practical of any change in the independent certified public accountants to be used by us or our subsidiaries for providing an opinion on our consolidated financial statements. We will also use our commercially reasonable efforts to enable our auditors to complete a sufficient portion of our audit and provide Intel with all financial and other information on a timely basis such that Intel may meet its deadlines for its filing annual and quarterly financial statements.
Legal Policies.   Until the later of Intel ceasing to be a “controlling person” of us as defined in the Securities Act and such date that Intel ceases to provide us with legal, financial or accounting services under the Administrative Services Agreement, we will comply with all Intel rules, policies and directives identified by Intel as critical to legal and regulatory compliance, to the extent such rules, policies and directives have been previously communicated to us, and will not adopt legal or regulatory policies or directives inconsistent with the policies identified by Intel as critical to legal and regulatory compliance.
Non-Solicitation.   For a period of two years following the closing of the Mobileye IPO, we and Intel will not, directly or indirectly, solicit active employees of the other without prior consent by the other, provided we both have agreed to give such consent if either party believes, in good faith, that consent is necessary to avoid the resignation of an employee from one party that the other party would wish to employ.
Remaining Intel Awards.   All outstanding options to purchase shares of Intel and all other Intel equity awards held by Mobileye Group employees at the time of the Mobileye IPO will continue to be outstanding until the earliest of (i) the date the award is exchanged pursuant to any issuer exchange offer undertaken by us and Intel, (ii) the date the award is exercised or expires under the terms of the applicable award agreement and (iii) the date such award is canceled as a result of a Mobileye Group employee being terminated or, if later, the end of any post-termination exercise period specified in the award agreement or by the applicable equity plans’ administrative committees.
Minimum Cash Requirement.   Immediately after completion of the Mobileye IPO and on a pro forma basis after all expenses of the offering have been paid (and after giving effect to any repayment of any indebtedness by us to Intel and any other transactions contemplated to occur substantially concurrently with the Mobileye IPO), Intel agreed to ensure that we would have $1.0 billion cash, cash equivalents, or marketable securities.
Notifiable Transactions.   Intel will use commercially reasonable efforts to provide three months’ advance notice to our Board in the event that Intel intends to pursue a transaction (even if no such transaction is imminent or probable at such time) which is reasonably expected to cause Intel’s ownership in us to fall below 50% of our total issued and outstanding shares of common stock.
Administrative Services Agreement
Under the Administrative Services Agreement, Intel provides us with administrative and other services. Intel provides such services to us with substantially the same degree of skill and care as such services have been provided to us during the twelve months prior to the date of the Mobileye IPO. We pay fees to Intel for the services rendered based on pricing per service agreed between us and Intel.
The initial term of the Administrative Services Agreement will expire two years from the completion of the Mobileye IPO and will be extended automatically for successive three-month terms unless one of the parties elects not to renew. Prior to the expiration of the initial term and any subsequent renewal term, we will agree with Intel to adjust the level of service under the agreement, as necessary, to accurately reflect the future level of services we require. We have the right to terminate any of the services provided by Intel under the Administrative Services Agreement at any time upon thirty days’ prior written notice of termination to Intel, or if Intel fails to perform any of its material obligations under the Administrative Services Agreement and such failure continues for at least thirty days after receipt by Intel of written notice of such failure from Mobileye.
Furthermore, we will be responsible for any damages, and will indemnify Intel for all reasonable expenses, in connection with actions or inactions reasonably required to be performed, or directed by us to be performed, in connection with the services rendered or to be rendered under the Administrative Services Agreement, except to the extent that such losses are caused by the breach of the Administrative Services Agreement, gross negligence, bad faith, or willful misconduct of Intel or where indemnification would not be permitted by law. Intel will be responsible for any damages, and will indemnify us for all reasonable expenses, in connection with the breach of the Administrative Services Agreement, gross negligence, bad faith or willful misconduct of Intel in connection with the services rendered or to be rendered under the Administrative Services Agreement, except to the extent that such losses are caused by our breach of the Administrative Services Agreement, gross negligence, bad faith, or willful misconduct.
The costs incurred under this agreement for the year ended December 28, 2024 were $3 million.
Employee Matters Agreement
The Employee Matters Agreement allocates assets, liabilities and responsibilities relating to employees, employment matters, compensation and benefit plans and other related matters. The Employee Matters Agreement generally provides that Mobileye will assume certain employment-related liabilities with respect to Mobileye and certain former Intel employees for periods of time prior to and after the date the employee becomes employed by a Mobileye entity, or, for other certain former Intel employees, with respect to liabilities arising after the date such employees become employees of a Mobileye entity from an Intel entity, provided that Intel will generally retain liabilities under its employee benefit plans.
Technology and Services Agreement
The Technology and Services Agreement provides a framework for the collaboration on technology projects and services between us and Intel (“Technology Projects”), and sets out the licenses granted by each party to its respective technology for the conduct of the Technology Projects, provisions relating to the ownership of certain existing technology, the allocation of rights in any new technology created in the course of the Technology Projects, and certain provisions applicable to the development of a certain radar product of ours. The Technology and Services Agreement will not apply to projects for the development and manufacture of a lidar sensor system for automobiles, which the LiDAR Product Collaboration Agreement previously covered. Pursuant to the Technology and Services Agreement, we and Intel will agree to statements of work with additional terms for Technology Projects.
Each party retains ownership of its intellectual property rights to existing technology, except that we assign to Intel certain radar-related technology. Intel will solely own all intellectual property rights to new technology created by either party under Technology Projects that fall within a defined field related to Intel’s business (including technology related to certain semiconductor, radar and automotive technology). We will solely own, and Intel will assign to us, intellectual property rights to certain modifications to our existing technology (the intellectual property rights, modifications and existing technology will be agreed in a statements of work). Where new technology created in a Technology Project is outside Intel’s defined field, each party will own such new technology where the new technology is solely created by that party. For any new technology outside of Intel’s field that is jointly created, the parties will jointly own the copyright and trade secrets in such technology, and will allocate and license any patent rights between themselves. Each party grants the other a development license for the conduct of the Technology Projects to any technology disclosed under statements of work. Deliverables are also licensed to the receiving party by the providing party for use in accordance with the statements of work.
Intel owns all intellectual property rights in all new technology created under the Technology and Services Agreement that is a certain category of radar technology, largely related to improvements or modifications to Intel’s own radar technology, and retains ownership of all its existing intellectual property in such radar technology. We will assign our intellectual property rights in this technology to Intel, as well as in certain radar technology created by our personnel prior to the completion of the Mobileye IPO, primarily related to their work on certain radar technology. Intel will assign back to us certain intellectual property rights to a certain subset of radar technology created by our employees after the completion of the Mobileye IPO. Intel will grant us worldwide, perpetual, irrevocable, royalty-free licenses under certain intellectual property rights to certain radar technology for the purpose of our development and manufacturing of certain types of external environment-sensing radar sensor products for ADAS and AV in automobiles.
The Technology and Services Agreement includes confidentiality restrictions with respect to Technology Projects and related technology and a limited Intel non-compete with respect to certain radar technology for a period of up to five years from the effective date of the Technology and Services Agreement. Except with respect to claims of infringement of intellectual property rights, breaches of a license or confidentiality obligations, or any liability which cannot be limited under applicable law, any liability of the parties to one another under the Technology and Services Agreement will be capped to the aggregate amounts paid or payable by us to Intel under the agreement for any development services. The Technology and Services Agreement has a term of two years, and will automatically renew for one-year renewal periods, unless the agreement is terminated for a party’s material breach, a party’s bankruptcy or insolvency, or advance notice of non-renewal is given.
The amount incurred under this agreement for the year ended December 28, 2024 was $4 million.
LiDAR Product Collaboration Agreement
The LiDAR Product Collaboration Agreement provided the terms that applied to our collaboration with Intel for the development and manufacture of a lidar sensor system for ADAS and AV in automobiles (“LiDAR Projects”). On some of the LiDAR Projects joint funding would have applied between Intel and Mobileye until the end of 2027, whereby Mobileye would have borne its own Lidar sensor system development costs up to the first $40 million per year and Intel would have borne up to $20 million per year of Mobileye’s Lidar sensor system development costs that were greater than $40 million per year.
The LiDAR Product Collaboration Agreement further provided that Intel would manufacture certain components (silicon photonics integrated circuits and grating and mirrors) for the Company to market and sell as part of a frequency-modulated continuous wave (“FMCW”) lidar sensor system solely for external environment sensing for ADAS and AV in automobiles. The parties intended that for a limited period of up to 5 years, the Company would have certain exclusive rights for the marketing and selling of the initial FMCW lidar sensor system for defined uses, with annual plans for sales and marketing of the sensor system to be agreed by the parties. The price for the components Intel would manufacture for us would be based on a cost-plus model. In addition, the agreement also included a profit-sharing model under which Mobileye would pay Intel a share of the gross profit for each LiDAR sensor system or components thereof, based on Intel technology, sold by Mobileye.
Pursuant to the LiDAR Product Collaboration Agreement, Intel granted us a worldwide, royalty-free license under certain trade secret rights and copyrights for certain identified lidar technology for internal development of an external environment-sensing FMCW lidar sensor system for ADAS and AV solely for a LiDAR Project and subject to certain project restrictions. We would own the intellectual property rights to certain new system technology for FMCW lidar sensor systems created solely by our personnel under the LiDAR Product Collaboration Agreement developed after the completion of the Mobileye IPO, and would grant to Intel a worldwide, royalty-free license under certain trade secret rights and copyrights for the system technology to use, copy and modify the system technology solely for a LiDAR Project. Intel would own all other new technology created during the term of the LiDAR Product Collaboration Agreement which falls into a defined category of lidar and other technology, and we would assign to Intel our intellectual property rights in this technology and certain lidar technology which our personnel created before the completion of the Mobileye IPO (primarily technology based on Intel’s own technology). Intellectual property rights in other technology developed under LiDAR Projects would be solely owned if the technology was solely created by a party, and for any jointly created intellectual property rights the parties will jointly own copyright and trade secrets, and allocate and license patent rights between them.
The LiDAR Product Collaboration Agreement included confidentiality restrictions with respect to LiDAR Projects and related technology and a limited Intel non-compete with respect to certain lidar technology for a period of up to five years from the effective date of the agreement. Except with respect to claims of infringement of intellectual property rights, breaches of a license or confidentiality obligations, or any liability which cannot be limited under applicable law, any liability of the parties to one another under the LiDAR Product Collaboration Agreement would be capped to the aggregate amounts paid or payable by us to Intel under the agreement for any development services. The LiDAR Product Collaboration Agreement had a term of ten years subject to automatic 24-month renewal periods unless notice of non-renewal were given. Either party had the right to terminate the LiDAR Product Collaboration Agreement for any reason by giving 24-month notice to the other party, and additional termination rights arise if Intel shut down, sold, or transferred the factory operations for silicon photonics or if we ceased lidar development or sale, as well as for a party’s material breach or bankruptcy or insolvency.

On September 9, 2024, Mobileye announced the cessation of further internal development of FMCW lidar and the winddown of its Lidar R&D Unit. In connection with Mobileye’s decision, Mobileye and Intel terminated the LiDAR Product Collaboration Agreement as of October 2, 2024.
There were no amounts received or receivable from Intel under this agreement for the year ended December 28, 2024.
Tax Sharing Agreement
We have been previously included in Intel’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include Intel and/or certain of its subsidiaries for state and local income tax purposes (each, a “Combined Group”). Pursuant to the Tax Sharing Agreement, we generally are required make payments to Intel such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined by computing the excess (if any) of any taxes due on any such return over the amount that would otherwise be due if such return were recomputed by excluding us and/or our included subsidiaries. Intel will prepare a written calculation in reasonable detail for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the Tax Sharing Agreement. We will be responsible for any taxes with respect to tax returns that include only us and/or our subsidiaries. However, to the extent the taxes due on any such return are lower than they would be if such return were recomputed by excluding us and/or our included subsidiaries, we will not receive any payment for such tax benefit.
Intel will be primarily responsible for controlling and contesting any audit or other tax proceeding. Disputes arising between the parties relating to matters covered by the Tax Sharing Agreement are subject to resolution through specific dispute resolution provisions.
We have been included in the Consolidated Group for the most recent annual period and expect to be included in the Consolidated Group going forward. Each member of a consolidated group during any part of a consolidated return year is jointly and severally liable for the tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between us and Intel, for any period in which we were included in the Consolidated Group or any Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group.
We and Intel have agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the Master Transaction Agreement and the Tax Sharing Agreement. If Intel were to decide to pursue a possible spin-off, we have agreed to cooperate with Intel and to take any and all actions reasonably requested by Intel in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Intel’s ability to undertake a tax-free spin-off. In the event Intel completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an IRS ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and (ii) a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or Intel.
On August 14, 2024, Mobileye and Intel entered into an Amended and Restated Tax Sharing Agreement, which incorporated certain clarifying amendments into the original Tax Sharing Agreement.
As of December 28, 2024, the related party payable to Intel, pursuant to the Tax Sharing Agreement, was $3 million.

Policies and Procedures for Related Person Transactions
Our Board has adopted a written statement of policy regarding transactions with related persons (the “Related Person Policy”). The Related Person Policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must disclose to our legal department any “related person transaction” (defined as any transaction since the beginning of our then-last fiscal year that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto.
Our legal department will then communicate that information to our Audit Committee or the chair thereof. No related person transaction will be executed without the approval or ratification of our Board, acting through our Audit Committee or chair thereof. In reviewing any such proposal, our Audit Committee or chair thereof is to consider the relevant facts of the transaction, including the related person’s interest in the transaction, the terms of the transaction, the purpose of, and the potential benefits to us of, the transaction, and any other information regarding the transaction or the related person that would be material to investors in light of the circumstances of the particular transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Indemnification of Directors and Officers
Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. In addition, we entered into indemnification agreements with each of our directors and executive officers in connection with the Mobileye IPO or otherwise following their appointment or election to the Board, which, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Code of Business Conduct
We have adopted a Code of Business Conduct that applies to all employees and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in public communications and reports and documents that we file with, or submit to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof. The Board adopted an amended Code of Business Conduct as of September 7, 2023, which is available on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this proxy statement.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2025 by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of any class of our common stock;

•
each of our directors, director nominees and named executive officers individually; and

•
all of our directors, director nominees and executive officers as a group.

•
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 15, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. As of April 15, 2025, there were 100,496,663 shares of our Class A common stock and 711,500,000 shares of our Class B common stock outstanding. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Class A		Class B		% of Total Voting Power
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class
5% Stockholders
Intel Corporation(1)	—	—	711,500,000	100%	98.6%
Baillie Gifford & Co.(2)	14,489,554	14.4%	—	—	—
Manulife Financial Corporation (3)	14,211,879	14.1%
Point72 Asset Management, L.P.(4)	5,052,323	5.0%	—	—	—
Susquehanna Fundamental Investments, LLC(5)	5,194,942	5.2%
T. Rowe Price Investment Management, Inc.(6)	5,049,926	5.0%	—	—	—
Named Executive Officers, Directors and Director Nominees(7)
Amnon Shashua	1,924,594	1.9%	—	—	—
Saf Yeboah-Amankwah	48,459	*	—	—	—
Moran Shemesh Rojansky	34,513	*	—	—	—
Shai Shalev-Shwartz	432,100	*	—	—	—
Nimrod Nehushtan	76,570	*	—	—	—
Boaz Ouriel	67,493	*	—	—	—
Patrick Bombach	12,250	*	—	—	—
Elaine Chao	7,177	*	—	—	—
Eyal Desheh	21,471	*	—	—	—
Claire McCaskill	80,290	*	—	—	—
Christine Pambianchi	70,000	*	—	—	—
Christoph Schell	—	—	—	—	—
Frank D. Yeary	38,971	*	—	—	—
All executive officers, directors, and director nominees as a group (14 persons)	2,813,888	2.8%	—	—	—

*
Less than one percent.

(1)
Includes 711,500,000 shares of our Class B common stock held directly by Intel Overseas Funding Corporation. Intel Corporation has dispositive voting and investment power over and therefore beneficial ownership of the shares held by Intel Overseas Funding Corporation. The principal business address of each of Intel Corporation and Intel Overseas Funding Corporation is 2200 Mission College Blvd. Santa Clara, CA 95052.

(2)
Baillie Gifford & Co. (Scottish Partnership) filed a Schedule 13G/A with the SEC on February 12, 2025 to report beneficial ownership of 14,489,554 shares of our Class A common stock. Baillie Gifford & Co. (Scottish Partnership) reports that it has sole power to dispose of 14,489,554 shares and has sole power to vote with respect to 12,019,193 shares. The address of Baillie Gifford & Co. (Scottish Partnership) is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. Information

regarding beneficial ownership of our Class A common stock by Baillie Gifford & Co. (Scottish Partnership) is included herein in reliance on the aforementioned Schedule 13G/A.
(3)
Manulife Financial Corporation and Manulife Investment Management (US) LLC (collectively, the “MFC Reporting Persons”) filed a Schedule 13G with the SEC on February 14, 2025 to report beneficial ownership of 14,211,879 shares of our Class A common stock. Manulife Investment Management (US) LLC, an indirect wholly-owned subsidiary of Manulife Financial Corporation, has sole voting power and sole dispositive power with respect to 14,211,879 shares. The mailing address of Manulife Financial Corporation is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. The mailing address of Manulife Investment Management (US) LLC is 197 Clarendon Street, Boston, MA 02116. Information regarding the beneficial ownership of our Class A common stock by the MFC Reporting Persons is included herein in reliance on the aforementioned Schedule 13G.

(4)
Point72 Asset Management, L.P., , Point72 Capital Advisors, Inc., and Steven A. Cohen (collectively, the “Point72 Reporting Persons”), filed a Schedule 13G with the SEC on March 6, 2025 to report beneficial ownership of 5,052,323 shares of our Class A common stock, which includes 125,200 shares issuable upon the exercise of call options. Each of the Southpoint Reporting Persons has shared voting power and shared dispositive power with respect to 5,052,323 shares. The mailing address of Point72 Asset Management, L.P., , Point72 Capital Advisors, Inc., and Steven A. Cohen is 72 Cummings Point Road, Stamford, CT 06902. Information regarding beneficial ownership of our Class A common stock by the Point72 Reporting Persons is included herein in reliance on the aforementioned Schedule 13G.

(5)
Susquehanna Fundamental Investments, LLC and Susquehanna Securities, LLC (collectively, the “Susquehanna Reporting Persons”), filed a Schedule 13G with the SEC on February 13, 2025 to report beneficial ownership of 5,194,942 shares of our Class A common stock. Susquehanna Fundamental Investments, LLC has sole voting power with respect to 697,643 shares and sole dispositive power with respect to 697,643 shares. Susquehanna Securities, LLC has sole voting power with respect to 4,497,299 shares and sole dispositive power with respect to 4,497,299. The Susquehanna Reporting Persons have shared voting power with respect to 5,194,942 shares and shared dispositive power with respect to 5,194,942 shares. The mailing address of Susquehanna Fundamental Investments, LLC and Susquehanna Securities, LLC is 401 E. City Avenue, Suite 220, Bala Cynwyd, PA 19004. Information regarding the beneficial ownership of our Class A common stock by the Susquehanna Reporting Persons is included herein in reliance on the aforementioned Schedule 13G.

(6)
T. Rowe Price Investment Management, Inc. filed a Schedule 13G/A with the SEC on March 11, 2024 to report beneficial ownership of 5,049,926 shares of our Class A common stock. T. Rowe Price Investment Management, Inc. has sole voting power with respect to 4,783,835 shares and sole dispositive power with respect to 5,049,926 shares. The mailing address of T. Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21201. Information regarding beneficial ownership of our Class A common stock by T. Rowe Price Investment Management, Inc. is included herein in reliance on the aforementioned Schedule 13G/A.

(7)
Unless otherwise indicated, the principal business address of each person is c/o Mobileye Global Inc., Har Hotzvim, 1 Shlomo Momo HaLevi Street, Jerusalem 9777015, Israel.

AUDIT COMMITTEE MATTERS
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
PROPOSAL 2	Ratification of Selection of Independent Registered Public Accounting Firm	Recommendation of the Board

The Audit Committee evaluates the selection of independent auditors each year and has selected Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”) as our independent registered public accounting firm and PCAOB auditor for the current year. PwC has served in this role since 2022. Representatives of PwC attended all regular meetings of the Audit Committee in 2024 except those meetings subject to attorney-client privilege.
Independence of PwC
In order to ensure continued auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Mobileye may obtain from PwC. Under the auditor independence rules, PwC reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules.
Regular Rotation of Primary Engagement Partner
The Audit Committee is involved in considering the selection of PwC’s primary engagement partner when there is a rotation, which is typically every five years.
Pre-Approval Policies
The Audit Committee pre-approves and reviews audit and non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

The Board recommends that you vote “FOR” the ratification of the selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”) as our independent registered public accounting firm for fiscal year 2025.
•
Robust independence controls and objectivity; high audit quality; and reasonable fees

•
Deep company-industry knowledge, experience, and expertise

•
Audit Committee annually evaluates PwC and determined that PwC’s retention continues to be in the best interests of Mobileye and its stockholders

Why We Are Asking Stockholders to Ratify Our Selection of PwC
As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of PwC is not ratified by a majority of the total number of votes of the Company’s shares of common stock (voting as a single class) present at the annual meeting or represented by proxy and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such a change would be appropriate.

PwC Expected to Attend Annual Meeting
We expect that a representative of PwC will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
PwC’s Fees for 2024 and 2023
The following table shows the fees billed by PwC for audit services provided for, and other services provided in, fiscal years 2024 and 2023.
	2024 ($)	2023 ($)
Audit Fees(1)	1,615,594	2,513,302
Audit-related Fees(2)	307,000	250,000
Tax Fees(3)	191,998	281,974
All Other Fees(4)	2,000	—
Total	2,116,592	3,045,276

(1)
Audit fees were primarily for professional services rendered for audits of our financial statements, review of interim financial statements and services that were provided in connection with regulatory filings or engagements.

(2)
Audit related fees for 2024 and 2023 were primarily for local statutory audits of financial statements. These fees also include services such as financial due diligence and other audit engagements not directly related to the consolidated financial statements

(3)
Tax fees for PwC for 2024 and 2023 were primarily for professional services rendered for tax compliance, tax advice and tax planning.

(4)
All other fees for 2024 were primarily annual software license fees. No other fees were billed by PwC for 2023.

The Audit Committee or delegate thereof pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.
All of the services provided by PwC, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.
Vote Required
The ratification of the appointment of PwC requires the affirmative vote of holders of a majority of the total number of votes of the Company’s shares of common stock (voting as a single class) present at the annual meeting or represented by proxy and entitled to vote on the matter. Abstentions will count as “against” votes for this proposal.

Report of the Audit Committee
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2024 with management and Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”), our independent registered public accounting firm, and management represented to the Audit Committee that Mobileye’s audited financial statements were prepared in accordance with US generally accepted accounting principles. The Audit Committee has discussed with PwC, and PwC represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB and SEC rules.
PwC has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.
In reliance on these reviews and discussions, and the reports of PwC, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Mobileye’s 2024 Annual Report on Form 10-K for the year ended December 28, 2024.
Audit Committee
Eyal Desheh, Chair
Claire C. McCaskill
Frank D. Yeary

LISTED OFFICER COMPENSATION MATTERS
Proposal 3: Advisory Vote on Executive Compensation
PROPOSAL 3	Advisory Vote on Executive Compensation	Recommendation of the Board

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires us to provide an advisory stockholder vote to approve the compensation of our named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Securities and Exchange Commission. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the fiscal 2024 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures (the “Say-on-Pay Vote”).
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure is hereby APPROVED.”
Our compensation program is designed to attract, motivate, and retain top talent and drive long-term value. We seek to achieve these objectives through our use of the following compensation initiatives:
•
Provide competitive compensation opportunities in order to attract and retain talented, high performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•
Motivate our executive officers to achieve our business and financial objectives;

•
Align the interests of our executive officers with those of our stockholders and our own corporate goals and objectives by tying a meaningful portion of compensation directly to the long-term value and growth of our business; and

•
Conform compensation and governance with regular review of external market best practices.

This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2024 compensation of our NEOs.
The Board Recommends a Vote “FOR” this Proposal.

Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the Compensation Committee, which is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions.
To help ensure that all stockholder views are well understood by the board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis section describes our compensation approach and programs for our NEOs, which include our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 28, 2024. Except as otherwise indicated, the information in this section relates to the compensation of our NEOs, and the principles underlying our executive compensation policies, in respect of fiscal year 2024. Our NEOs for the year ended December 28, 2024 were as follows:
•
Prof. Amnon Shashua, Chief Executive Officer;

•
Moran Shemesh Rojansky, Chief Financial Officer;

•
Prof. Shai Shalev-Shwartz, Chief Technology Officer;

•
Boaz Ouriel, Executive Vice President, EPG Software.

•
Nimrod Nehushtan, Executive Vice President Business Development & Strategy; and

The following discussion relates to the compensation of our NEOs whose compensation is disclosed below in the “Summary Compensation Table.”
Overview
The primary objective of our executive compensation program is to attract, motivate and retain top talent and drive long-term value. We seek to achieve these objectives through our use of the following compensation initiatives:
•
provide competitive, straightforward compensation opportunities in order to attract and retain talented, high performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•
motivate our executive officers to achieve our business and financial objectives;

•
align the interests of our executive officers with those of our stockholders and our own corporate goals and objectives by tying a meaningful portion of compensation directly to the long-term value and growth of our business; and

•
understand and consider compensation and governance market practices.

We will continue to evaluate our philosophy and compensation program as circumstances require and we plan to continue reviewing compensation on an annual basis. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors that become relevant to us as a publicly traded company.
Stockholder Engagement and Say-on-Pay Vote
We are committed to open and ongoing communication with our stockholders, including with respect to executive compensation and corporate governance matters. At last year’s annual meeting, our stockholders approved by approximately 99% of the votes cast, on an advisory basis, the 2023 compensation of our NEOs. The Compensation Committee has carefully considered the results of the advisory vote and believes that those results validate our philosophy and compensation program.
Principal Elements of Compensation
The compensation of our NEOs consists of two primary elements: (i) Base Salary (as defined below) and (ii) equity compensation. Our model focuses on equity compensation as the key element of total compensation. A meaningful portion of executive pay is tied directly to stockholder outcomes and value creation through annual grants of restricted stock units (“RSUs”). We believe awarding RSUs provides a simple, straightforward approach to tying executives’ compensation to our successful business outcomes. As such, annual cash bonuses, perquisites, personal benefits and other compensation elements are not significant elements of the Company’s current compensation program.
Base Salaries.   We provide fixed compensation which includes both salary and a global overtime component for our executive officers, including our NEOs (the “Base Salary”). Adjustments to Base Salaries are expected to be determined annually and Base Salaries may be increased based on the NEO’s performance, as well as to maintain market competitiveness. Additionally, Base Salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities.
Equity Compensation.   Equity based compensation is provided to our NEOs to align their interests with those of our stockholders and is a significant component of our compensation program. Annual equity awards are generally made through time-based restricted stock units and, on occasion, performance-based restricted stock units. Such annual equity awards provide personal long-term incentives based on talent assessment, level of contribution and performance.
Other Cash Compensation.   We do not currently provide our NEOs with annual cash incentives or other regular cash bonuses or sales commissions.
For a detailed discussion of each element of our compensation program, please refer to “— 2024 Executive Compensation Discussion”.
Determination of Compensation
During fiscal year 2024, the appropriate levels of annual Base Salary and equity compensation were subject to the approval of the Compensation Committee of our Board. Such determinations took into account each NEO’s experience and role as well as the compensation practices of similar companies in our industry and the geographic markets in which our NEOs are located.
Our Compensation Committee is responsible for, or assists our Board in, fulfilling its governance and supervisory responsibilities, and overseeing our human resources, succession planning, and compensation policies, processes and practices. Our Compensation Committee is also responsible for ensuring that our compensation policies and practices appropriately balance risk and reward consistent with our risk profile and do not encourage excessive risk-taking behavior by our executive officers, including our NEOs.
The Compensation Committee is subject to a written charter, adopted by our Board, setting out the Compensation Committee’s responsibilities for administering our compensation programs and, as applicable, reviewing and making recommendations to our Board concerning the level and nature of the compensation payable to our directors and officers. The Compensation Committee’s oversight also includes reviewing compensation objectives, evaluating performance, and ensuring that total compensation paid to executive officers, including our NEOs, is reasonable, and consistent with the objectives and philosophy of our compensation program. Following the Compensation Committee’s recommendation, the Board approved minor amendments to the Compensation Committee’s charter on March 13, 2025 to clarify certain oversight roles of the Compensation Committee, including, without limitation, regarding the Compensation Committee’s role in overseeing any clawback policy allowing the Company to recoup compensation paid to employees.
For the year ended December 28, 2024, the Compensation Committee engaged a compensation consultant (as described below) to provide support in the review and assessment of our executive compensation program.
Role of Compensation Consultant
For the year ended December 28, 2024, the Compensation Committee engaged Compensation Advisory Partners (“CAP”) as its independent compensation consultant to provide the Compensation Committee information, analysis and other advice in assessing executive officer and director compensation. During 2024, CAP provided various services, including the following:
•
Preparing analyses, recommendations, and other support to inform the Compensation Committee’s decisions related to executive and director compensation;

•
Providing updates on market trends and the regulatory environment as they relate to executive and director compensation;

•
Reviewing and commenting on management proposals presented to the Compensation Committee;

•
Reviewing market benchmarks, and providing recommendations and other support to inform the Compensation Committee’s discussions and decisions;

•
Comparing the compensation of Company executives to a peer group of companies; and

•
Support on other matters, as requested and approved by the Committee Chair, throughout the fiscal year.

CAP reported directly to the Compensation Committee and interacted with management at the Compensation Committee’s direction. CAP did not perform work for Mobileye in 2024 except under its engagement by the Compensation Committee. The Compensation Committee assessed CAP under factors set forth by the SEC and Nasdaq, determined that CAP was independent, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the committee. CAP will not perform other services for Mobileye without the consent of the chair of the Compensation Committee (the “Chair”). CAP meets with the Chair and the Compensation Committee outside the presence of management on a regular basis. In addition, CAP generally participates in Compensation Committee meetings, preparatory meetings and, when requested by the Chair, executive sessions at Compensation Committee meetings. While CAP may make recommendations on the form and amount of compensation, the Compensation Committee or the Board make all decisions regarding the compensation of our named executive officers.
Compensation Peer Group
To assist the Compensation Committee in its review of executive compensation in early 2024, the Compensation Committee approved a compensation benchmarking peer group that was developed by CAP, considering input from Compensation Committee members and the Company’s Human Resources Department. While we do not target pay levels at a specific market position, the Compensation Committee used this data as a reference point to compare the compensation — pay levels and pay program — of our NEOs to that of the individuals holding comparable positions at the companies in the peer group.
Our 2024 compensation peer group consisted of 17 companies (the “2024 Peer Group”). The Compensation Committee determined the 2024 Peer Group based on industry and size as well as geographic markets in which our NEOs are located, growth profile and focus on research and development (as measured by R&D expense as a percentage of revenue). While no individual company is a perfect match for Mobileye’s business and size, the 2024 Peer Group is viewed on aggregate as reflecting a reasonable snapshot of the market within which Mobileye competes for executive talent.
The table below shows information for our 2024 Peer Group:
Peer Group (Ticker)	Reported Fiscal Year	Revenue(1)	Market Capitalization(1)(2)
ANSYS, Inc. (ANSS)	12/31/2024	$2,545	$29,500
Aspen Technology, Inc. (AZPN)	6/30/2024	$1,127	$15,789
Bentley Systems, Incorporated (BSY)	12/31/2024	$1,353	$14,711
Check Point Software Tech Ltd. (CHKP)	12/31/2024	$2,565	$20,630
Cloudfare, Inc. (NET)	12/31/2024	$1,670	$36,955
Datadog, Inc. (DDOG)	12/31/2024	$2,684	$48,543
Dynatrace, Inc. (DT)	3/31/2024	$1,431	$16,223
HubSpot, Inc. (HUBS)	12/31/2024	$2,628	$35,970
MongoDB, Inc. (MDB)	1/31/2025	$2,006	$17,338
NICE Ltd. (NICE)	12/31/2024	$2,735	$11,012

Peer Group (Ticker)	Reported Fiscal Year	Revenue(1)	Market Capitalization(1)(2)
Nutanix, Inc. (NTNX)	7/31/2024	$2,149	$16,392
Okta, Inc. (OKTA)	1/31/2025	$2,610	$13,503
Snowflake Inc. (SNOW)	1/31/2025	$3,626	$50,971
The Trade Desk, Inc. (TTD)	12/31/2024	$2,445	$58,010
UiPath Inc. (PATH)	1/31/2025	$1,430	$6,985
Veeva Systems Inc. (VEEV)	1/31/2025	$2,747	$34,134
Zscaler, Inc. (ZS)	7/31/2024	$2,168	$27,682
25th Percentile	—	$1,670	$15,789
50th Percentile	—	$2,445	$20,630
75th Percentile	—	$2,628	$35,970
Mobileye Global Inc.	12/28/2024	$1,654	$16,245

(1)
Rounded to the nearest million.

(2)
Market capitalization for each company in the 2024 Peer Group is calculated as of December 31, 2024.

Compensation Risk
The Compensation Committee considers the potential risk to the Company from its compensation programs, practices and policies, including when any potential program changes are being considered, working with representatives from the Company’s Human Resources Department and also CAP. The Compensation Committee also periodically reviews risk assessments of our compensation policies, practices and programs covering employee groups, conducted by representatives from the Company’s Human Resources Department and/or CAP. Such analyses evaluate levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account risk-mitigation features, to determine whether they are appropriate in the context of our strategy, our compensation objectives and the Company’s overall risk profile. During 2024, there were no changes to our compensation programs that would impact the Compensation Committee’s conclusion that Mobileye does not use compensation policies or practices, across employee groups, that create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation-Related Governance Policies
Clawback Policy
On September 7, 2023, we adopted the Mobileye Global Inc. Compensation Recoupment Policy (the “Clawback Policy”) consistent with Nasdaq’s adoption of listing standards implementing the SEC’s clawback rule mandated by Section 954 of the Dodd-Frank Act. The Clawback Policy provides for the recoupment of certain incentive compensation from current or former executive officers in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws. Under this policy, each covered executive will be required to repay any cash or equity or equity-based compensation (whether deferred or current) that is granted, earned and/or vested during the preceding three-year period based wholly or in part on a financial reporting measure if the incentive compensation was based on achieving certain financial results that were later restated due to our material noncompliance with any financial reporting requirement. A copy of the Clawback Policy was filed as Exhibit 97 to our Annual Report on Form 10-K for fiscal year 2023.
Securities Trading Policy
We maintain insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our company’s securities by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq listing standards. A copy of our insider trading policy is filed as exhibit 19.1 to our Annual Report on Form 10-K for the fiscal period ended December 28, 2024.
2024 Executive Compensation Discussion
Base Salaries
Generally, initial salaries of our NEOs were established through arm’s length negotiation at the time the individual executive officer was hired. Following the determination of initial salaries, over the years we have conducted annual reviews of each NEO’s Base Salary and have adjusted as necessary to reflect individual contributions and responsibilities and to maintain market competitiveness.
In fiscal years 2024 and 2023, our NEOs received the following Base Salaries in accordance with the policies described above:
Name	2024 Base Salary ($)	2023 Base Salary ($)	Percentage Increase(1)
Prof. Amnon Shashua	725,801	736,007	0%
Moran Shemesh Rojansky	276,493	214,210	31%(2)
Prof. Shai Shalev-Shwartz	650,082	659,495	0%
Boaz Ouriel	276,493	N/A	N/A
Nimrod Nehushtan	273,612	220,844	26%(2)

(1)
These percentage increases were calculated based on the Base Salary amounts in NIS, which is the currency that was used to pay these salaries. The amounts were converted according to the closing foreign exchange rate of U.S. dollar/NIS for December 28, 2024 at $1/NIS3.678 (the “2024 Exchange Ratio”) and for December 30, 2023 at $1/NIS3.627 (the “2023 Exchange Ratio”).

(2)
After reviewing the Base Salaries of our executive officers (including our NEOs) and following the analysis and recommendation by CAP, in July 2024 the Compensation Committee determined to increase the annual Base Salary of Ms. Shemesh Rojansky and Mr. Nimrod Nehushtan. In determining such Base Salary amounts, the Compensation Committee targeted salary levels at the median Base Salary range of the 2024 Peer Group. For a discussion of how Base Salary for our executive officers is determined, please refer to “— Determination of Compensation”.

Other Compensation — Retirement and Welfare Benefits
Our executives generally receive benefits required under Israeli law or that are customary for senior executives in Israel, such as reimbursement of expenses, paid vacation days, sick leave, pension and/or a manager’s insurance policy, disability and Advanced Study Fund. The retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce. Participation in these programs is not tied to performance.
•
Severance and Pension Benefits.   In general, according to the Israel Severance Pay Law 5723-1963 (the “Severance Pay Law”) upon termination of employment in circumstances entitling employees to receive severance pay, employers are obligated to pay mandatory severance, calculated based on the employee’s last monthly Base Salary multiplied by years of employment. The payment is made by releasing the amounts accrued in employees’ respective severance funds in their pension arrangement (“Accrued Severance”), and if there is a shortfall between the Accrued Severance and the mandatory severance obligation, pay such amount upon termination (“Supplement Israeli Severance Payment”, and together with the Accrued Severance — “Severance Pay”). The circumstances entitling an employee to Severance Pay include the following: termination by the employer (without cause); resignation in certain circumstances (considered deemed dismissal); death; and disability, subject to certain conditions.

For pension and severance purposes, the Company generally contributes a monthly amount equal to 14.83% of the employee’s Base Salary toward manager insurance/pension funds. For pension purposes, we contribute 6.5% of the employee’s Base Salary and the employee contributes 6% of their Base Salary. For severance compensation purposes, we generally contribute an amount equal to 8.33% of the employee’s Base Salary.
•
Advanced Study Fund.   We generally provide our employees, including our NEOs, with an Advanced Study Fund benefit, under which the Company contributes an amount equal to 7.5% of the employee’s gross salary and the employee contributes an amount equal to 2.5% of their gross salary, on a monthly basis. For purposes of this paragraph, “gross salary” is an amount equal to 80% of the employee’s monthly Base Salary, transportation expense reimbursement and convalescence payment. The Advanced Study Fund is a tax-advantaged savings plan.

•
Health and Welfare Plans.   Generally, benefits available to our Israel-based employees are available to all employees on the same basis, which include welfare benefits, annual vacation leave, sick leave, convalescence pay, transportation expense reimbursement, life and disability insurance and other customary or mandatory social benefits in Israel. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute of Israel. These amounts also include payments for national health insurance. The payments to the National Insurance Institute amount to approximately 19.6% of monthly pre-tax gross wages (up to monthly pre-tax gross wages of approximately NIS 49,030, approximately $13,331, using the 2024 Exchange Ratio), of which the employee contributes approximately 7% toward national insurance and 5% toward national health insurance and the employer contributes approximately 7.6% toward national insurance.

Executive Benefits and Perquisites
Lease of Automobiles.   As is customary in Israel, we lease automobiles for certain of our NEOs, including for Mr. Ouriel and Ms. Shemesh Rojansky. The lease amount and the applicable taxes are deducted on a monthly basis from Mr. Ouriel’s Base Salary (NIS 4,360 per month, approximately $1,185 using the 2024 Exchange Ratio) and from Ms. Shemesh Rojansky’s Base Salary (NIS 4,225 per month, approximately $1,149 using the 2024 Exchange Ratio).
Security.   We maintain personal security for our Chief Executive Officer, Prof. Shashua, including a physical security presence at his residence. We do not consider these additional security measures to be a personal benefit for Prof. Shashua, but rather appropriate expenses for the benefit of Mobileye that are necessary to his job performance as well as his safety. In fiscal year 2024, payments for these services were NIS 1,381,430, approximately $375,593 using the 2024 Exchange Ratio.
Equity-Based Compensation
Our Compensation Committee is responsible for making recommendations for equity awards to be granted to our executive officers and making equity-based incentive awards under the Mobileye Global Inc. 2022 Equity Incentive Plan (the “2022 Plan”). Equity compensation is a key component of our executive compensation program. The value ultimately realized from equity awards is directly linked to Mobileye’s stock price, which motivates our NEOs to increase shareholder value. Equity compensation also helps Mobileye attract and retain top executive talent in a competitive market. In July 2024, the Compensation Committee approved grants of Mobileye restricted stock units (the “ME RSUs”) under the 2022 Plan to our NEOs, as set forth in the “Summary Compensation Table” and “Grants of Plan-Based Awards in the Year Ended December 28, 2024” table below.
Performance awards may be granted to our NEOs on occasion. When granted, they are intended to align interests of executives with those of stockholders through the use of measures we believe drive long-term success for the Company. In fiscal year 2024, we did not grant any performance-based awards to our NEOs.
No awards may be granted under the 2022 Plan after January 30, 2032 or such earlier date as the Board may determine, and no incentive stock options may be granted under the 2022 Plan after the date that is ten years from the date the 2022 Plan was approved by the Board.

Equity-Based Compensation Prior to the Mobileye IPO
Prior to the Mobileye IPO, executive officers of the Company were incentivized and rewarded through the grant of Intel equity awards under the Intel Corporation 2006 Equity Incentive Plan (the “Intel Plan”). All outstanding equity awards awarded under the Intel Plan were awarded prior to the Mobileye IPO and will continue to vest and remain outstanding under the Intel Plan.
Fiscal Year 2024 Summary Compensation Table
Name and Principal Position	Year	Base Salary ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Prof. Amnon Shashua, Chief Executive Officer	2024	725,801	13,817,900	534,504	15,078,205
	2023	736,007	14,179,275	332,815	15,248,097
	2022	758,595	44,199,981(4)	261,102	45,219,678
Moran Shemesh Rojansky(5), Chief Financial Officer	2024	276,493	1,459,614	64,152	1,800,259
	2023	214,210	1,441,430	51,777	1,707,417
Prof. Shai Shalev-Shwartz, Chief Technology Officer	2024	650,082	9,730,928	16,335	10,397,345
	2023	659,495	9,985,404	13,321	10,658,220
	2022	681,142	9,999,990	22,402	10,703,534
Boaz Ouriel(5), Executive Vice President, EPG Software	2024	276,493	1,459,614	71,627	1,807,734
Nimrod Nehushtan, Executive Vice President, Business Development & Strategy	2024	273,612	1,459,614	61,808	1,795,034
	2023	220,844	1,497,776	52,465	1,771,085
	2022	179,832	1,964,970	44,128	2,188,930

(1)
Base Salary paid in NIS. The amounts were converted according to the 2024 Exchange Ratio, 2023 Exchange Ratio and the 2022 Exchange Ratio (the closing foreign exchange rate of U.S. dollar/NIS for December 31, 2022, at $1/NIS 3.519 (“2022 Exchange Ratio”)).

(2)
All awards granted in fiscal years 2022, 2023 and 2024 are ME RSUs. The amounts reported reflect the aggregate grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 or under the assumptions noted. For information regarding the assumptions used in determining the fair value of an award shown for 2024 in this column, please refer to note 6 in the consolidated financial statements included in the Annual Report on Form 10-K for fiscal year ended December 28, 2024.

(3)
Amounts reported in this column include benefits and perquisites, including those mandated by Israeli law. The amounts were converted according to the 2024 Exchange Ratio, 2023 Exchange Ratio and the 2022 Exchange Ratio. Specifically, the amounts for 2024 include: (i) for Prof. Shashua, Ms. Shemesh Rojansky, Prof. Shalev-Shwartz, and Messrs. Ouriel and Nehushtan, contributions made by the Company towards pension and severance funds in the amount of $108,320, $39,498, $5,806, $38,894 and $40,959, respectively; (ii) for Prof. Shashua, Ms. Shemesh Rojansky and Messrs. Ouriel and Nehushtan, Advanced Study Fund contributions of $43,543, $15,808, $15,800 and $16,559, respectively; (iii) for Profs. Shashua and Shalev-Shwartz and Mr. Nehushtan, patent grant cash awards of $2,298, $5,561 and $22, respectively; (iv) for Prof. Shashua, payments for personal security services of $375,593; (v) for Mr. Ouriel, payments for car allowance of $11,909; and (vi) for all NEOs, other miscellaneous benefits.

(4)
In connection with the Mobileye IPO and pursuant to an offer letter from the Company to Prof. Shashua dated June 1, 2022, Prof. Shashua exercised his option to invest $10,000,000 of his own capital in Mobileye, to be matched on a 3:1 basis by Mobileye. Accordingly, Prof. Shashua invested $10,000,000 by purchasing our Class A common stock in the Mobileye IPO and Mobileye matched his investment through a one-time grant of additional ME RSUs representing $30,000,000, vesting 50% in the fourth year following the completion of the Mobileye IPO and 50% in the fifth year following completion of the Mobileye IPO.

(5)
Ms. Shemesh Rojansky was appointed Interim Chief Financial Officer of the Company as of June 26,

2023 and became an executive officer as of such date. Ms. Shemesh Rojansky was subsequently appointed Chief Financial Officer effective as of September 11, 2023. Mr. Ouriel became an executive officer as of October 29, 2024.
Grants of Plan-Based Awards in the Year Ended December 28, 2024
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value or Stock and Option Awards(1)
Prof. Amnon Shashua, Chief Executive Officer	July 10, 2024	516,557	$13,817,900
Moran Shemesh Rojansky, Chief Financial Officer	July 10, 2024	54,565	$1,459,614
Prof. Shai Shalev-Shwartz, Chief Technology Officer	July 10, 2024	363,773	$9,730,928
Boaz Ouriel, Executive Vice President, EPG	July 10, 2024	54,565	$1,459,614
Nimrod Nehushtan, Executive Vice President, Business Development & Strategy	July 10, 2024	54,565	$1,459,614

(1)
The amounts reported reflect the aggregate grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 or under the assumptions noted. For information regarding the assumptions used in determining the fair value of an award shown in this column, please refer to note 6 in the consolidated financial statements included in the Annual Report on Form 10-K for fiscal year 2024.

Employment and Other Agreements
We have entered into employment agreements with Prof. Shashua, Ms. Shemesh Rojansky, Prof. Shwartz, Mr. Nehushtan and Mr. Ouriel, which are summarized below. Each agreement is governed by Israeli law, provides for customary non-competition and non-solicitation provisions during the term of the agreements and for twelve months after termination of their employment for any reason (except for Prof. Shashua whose non-competition and non-solicitation provisions continue for eighteen months) and entitles each of our NEOs to severance benefits upon certain termination scenarios. For a discussion of the severance benefits payable to each NEO under their agreements, please refer to the Potential Payments Upon Termination or Change-In-Control section of this proxy statement.
Prof. Shashua
Prof. Amnon Shashua, our co-founder and Chief Executive Officer, has been with the Company since our original founding in 1999. On July 24, 2014, we entered into an amended employment agreement with Prof. Shashua, which was subsequently amended on March 17, 2017 and on June 1, 2022 (as amended, the “CEO Agreement”). The CEO Agreement sets forth Prof. Shashua’s Base Salary and eligibility to receive annual equity grants, including a one-time 3:1 matching equity grant subject to Prof. Shashua’s investment in Mobileye, as described in the Fiscal Year 2024 Summary Compensation Table section above. In addition, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Prof. Shashua is eligible to additional benefits, and as reflected in the “All Other Compensation” column of the Fiscal Year 2024 Summary Compensation Table above, the Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; (iii) Advance Study Funds; (iv) patent grant cash awards; and (v) personal security services payments on behalf of Prof. Shashua. Further, the Company contributes up to 0.55% of Prof. Shashua’s Base Salary towards disability insurance.
Ms. Shemesh Rojansky
Ms. Moran Shemesh Rojansky, our Chief Financial Officer, joined the Company on July 3, 2016. The employment agreement with Ms. Shemesh Rojansky, effective as of such date (the “CFO Agreement”), sets forth her monthly Base Salary. Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Ms. Shemesh Rojansky is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the “Fiscal Year 2024 Summary Compensation” Table above, the

Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; and (iii) Advance Study Funds on behalf of Ms. Shemesh Rojansky. In addition, the Company contributes up to 0.55% of Ms. Shemesh Rojansky’s Base Salary towards disability insurance. The Company and Ms. Shemesh Rojansky may terminate the CFO Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Prof. Shalev-Shwartz
Prof. Shai Shalev-Shwartz, our Chief Technology Officer joined the Company on August 2, 2010. The employment agreement with Prof. Shalev-Shwartz, effective as of such date (the “CTO Agreement”), sets forth his monthly Base Salary. Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Prof. Shalev-Shwartz is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the “Fiscal Year 2024 Summary Compensation” Table above, the Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; and (iii) patent grant cash awards on behalf of Prof. Shalev-Shwartz. The Company and Prof. Shalev-Shwartz may terminate the CTO Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Mr. Ouriel
Mr. Boaz Ouriel, our Executive Vice President, EPG Software joined the Company on April 1, 2022. Prior to joining the Company as an employee, Mr. Ouriel was seconded to Mobileye from Intel Corporation. The employment agreement with Mr. Ouriel, effective as of such date (the “Ouriel Agreement”), sets forth his monthly Base Salary. Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Mr. Ouriel is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the Fiscal Year 2024 Summary Compensation Table above, the Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; and (iii) Advance Study Funds on behalf of Mr. Ouriel. The Company and Mr. Ouriel may terminate the Ouriel Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Mr. Nehushtan
Mr. Nimrod Nehushtan, our Executive Vice President Business Development & Strategy joined the Company on February 5, 2017. The employment agreement with Mr. Nehushtan, effective as of such date (the “Nehushtan Agreement”), sets forth his monthly Base Salary . Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Mr. Nehushtan is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the “Fiscal Year 2024 Summary Compensation” Table above, the Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; (iii) Advance Study Funds; and (iv) patent grant cash awards on behalf of Mr. Nehushtan. In addition, the Company contributes up to 0.55% of Mr. Nehushtan’s Base Salary towards disability insurance. The Company and Mr. Nehushtan may terminate the Nehushtan Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Pension Benefits; Nonqualified Deferred Compensation
The Company does not maintain a nonqualified deferred compensation plan for the benefit of the NEOs and none of the NEOs participate in a defined benefit pension plan maintained by the Company.

Outstanding Equity Awards at Fiscal Year-End Table
			Stock Awards
Name	Date of Grant	INTC / MBLY Stock	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Prof. Amnon Shashua, Chief Executive Officer	10/26/2022	MBLY	1,428,571(3)	20.03	28,614,277
	7/10/2023	MBLY	210,375(4)	20.03	4,213,811
	7/10/2024	MBLY	516,557(5)	20.03	10,346,637
Moran Shemesh Rojansky, Chief Financial Officer	10/26/2022	MBLY	7,201(6)	20.03	144,236
	7/10/2023	MBLY	8,889(4)	20.03	178,047
	10/31/2023	MBLY	14,169(7)	20.03	283,805
	7/10/2024	MBLY	54,565(5)	20.03	1,092,937
Prof. Shai Shalev-Shwartz, Chief Technology Officer	10/26/2022	MBLY	142,857(8)	20.03	2,861,426
	7/10/2023	MBLY	148,1524)	20.03	2,967,485
	7/10/2024	MBLY	363,773(5)	20.03	7,286,373
Boaz Ouriel, Executive Vice President, EPG Software	10/26/2022	MBLY	28,473(6)	20.03	570,314
	7/10/2023	MBLY	24,815(9)	20.03	497,044
	7/10/2024	MBLY	54,565(5)	20.03	1,092,937
	4/30/2021	INTC	235(10)	20.30	4,771
	10/30/2021	INTC	1,429(11)	20.30	29,009
Nimrod Nehushtan, Executive Vice President Business Development & Strategy	10/26/2022	MBLY	31,814(6)	20.03	637,234
	7/10/2023	MBLY	22,223(4)	20.03	445,127
	7/10/2024	MBLY	54,565(5)	20.03	1,092,937

(1)
Represents RSUs granted under the Intel Plan (the “Intel RSUs”) and ME RSUs. Such Intel RSUs vest in annual installments over four years and such ME RSUs vest in annual installments over three years, in each case subject to continued employment.

(2)
Determined with reference to $20.03, the closing price of a share of Mobileye common stock on the last trading day before December 28, 2024, and $20.30, the closing price of a share of Intel common stock on the last trading day before December 28, 2024.

(3)
These ME RSUs vest in two equal installments on October 26, 2026 and October 26, 2027.

(4)
These ME RSUs vest 40% on July 10, 2024, 30% on July 10, 2025, and 30% on July 10, 2026.

(5)
These ME RSUs vest 40% on July 10, 2025, 30% on July 10, 2026, and 30% on July 10, 2027.

(6)
These ME RSUs vest 33% on April 26, 2023, 33% on June 26, 2024, and 34% on June 26, 2025.

(7)
These ME RSUs vest 40% on October 31, 2024, 30% on October 31, 2025, and 30% on October 31, 2026.

(8)
These ME RSUs vest 40% on April 26, 2023, 30% on June 26, 2024, and 30% on June 26, 2025.

(9)
These ME RSUs vest 33% on July 10, 2024, 33% on July 10, 2025, and 34% on July 10, 2026.

(10)
These Intel RSUs vest in four equal installments on April 30, 2022, April 30, 2023, April 30, 2024. and April 30, 2025.

(11)
These Intel RSUs vest in four equal installments on October 30, 2022, October 30, 2023, October 30, 2024. and October 30, 2025.

Stock Vested Table*
		Stock Awards
Name	INTC / MBLY Stock	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Prof. Amnon Shashua, Chief Executive Officer	MBLY	343,107	6,392,886
Moran Shemesh Rojansky, Chief Financial Officer	INTC	1,649	37,259
	MBLY	22,360	483,807
Prof. Shai Shalev-Shwartz, Chief Technology Officer	INTC	19,017	429,689
	MBLY	241,624	6,663,442
Boaz Ouriel, Executive Vice President, EPG Software	INTC	5,822	143,171
	MBLY	39,858	1,104,892
Nimrod Nehushtan, Executive Vice President, Business Development & Strategy	INTC	1,744	39,406
	MBLY	45,692	1,265,490

*
All vested RSUs are Intel RSUs and ME RSUs. None of the NEOs currently hold any Mobileye or Intel options.

(1)
The “value realized on vesting” is the market value on the date of release of the applicable shares multiplied by the number of shares that vested. For shares of Intel stock, the market value is the average of high and low price of a share of Intel common stock on Nasdaq. For shares of Mobileye stock, the market value is the closing price of Mobileye Class A common stock on the Nasdaq.

Potential Payments Upon Termination or Change-In-Control
Our NEOs may receive certain payments or benefits upon termination pursuant to Israeli law, their employment agreements (as described in the “Employment and Other Agreements” section above) and their equity award agreements under the 2022 Plan, or the Intel Plan, as appliable. Israeli law, the NEO’s employment agreements and the aforementioned equity award agreements provide for certain payments and benefits to our NEOs in connection with the following scenarios:
•
Termination without Cause.   Upon a termination without Cause (as defined in the CEO Agreement), the CEO shall receive (i) his Base Salary and all other benefits and entitlements under the CEO Agreement, as set forth in the “All Other Compensation” column of the Summary Compensation Table, but payable under these termination circumstances, for a period of 2-months following the date of termination, (ii) the Supplement Israeli Severance Payment (as part of the Severance Pay), (iii) accelerated vesting for 100% of all unvested stock options and RSUs awarded under the 2022 Plan, and (iv) the value of accrued but unused vacation days. Each other NEO (i.e., excluding the CEO) in the event of a termination “without cause” under applicable Israeli law shall be entitled to the Supplement Israeli Severance Payment (as part of the Severance Pay) and shall receive the value of accrued but unused vacation days (see “Other Compensation — Retirement and Welfare Benefits”).

•
Resignation.   Upon a resignation that does not qualify as a Deemed Dismissal under the CEO Agreement or a deemed dismissal under applicable Israeli law, each NEO shall receive only the value of accrued but unused vacation days.

•
Death or Disablement.   Upon death or Disablement (as defined in the aforementioned equity award agreements or the relevant employment agreement, as applicable), each NEO (or their survivor) shall receive (i) accelerated vesting for 100% of all unvested RSUs, (ii) the ability to exercise any unexercised option, whether vested on or prior to the date of termination, at any time prior to 365 days from the later of the date of termination or until the expiration of the option, if earlier, and (iii) the value of accrued but unused vacation days. In addition, each NEO shall also receive the Supplement Israeli Severance Payment (as part of the Severance Pay), subject to the Severance Pay Law.

•
Deemed Dismissal.   In the case of our CEO only, if the CEO is terminated in circumstances that qualify as Deemed Dismissal (as defined in the CEO Agreement), the CEO shall receive (i) his Base Salary and all other benefits and entitlements under the CEO Agreement, as set forth in the “All Other Compensation” column of the Summary Compensation Table, but payable under these termination circumstances, for a period of 2-months following the date of termination, (ii) Supplement Israeli Severance Payment (as part of the Severance Pay), (iii) accelerated vesting for 100% of all unvested stock options and RSUs awarded under the 2022 Plan, and (iv) the value of accrued but unused vacation days. Each other NEO (i.e., excluding the CEO) in the event of a “deemed dismissal”, shall be entitled to the Supplement Israeli Severance Payment (as part of the Severance Pay) and shall receive the value of accrued but unused vacation days (see “Other Compensation — Retirement and Welfare Benefits”).

•
Termination as a result of Change in Control (CEO only).   In the case of the CEO, if the termination happens as a result of Change in Control (as defined in the CEO Agreement), the CEO will receive (i) his Base Salary and all other benefits and entitlements under the CEO Agreement, as set forth in the “All Other Compensation” column of the Summary Compensation Table, but payable under these termination circumstances, for a period of 12-months following the date of termination, (ii) the Supplement Israeli Severance Payment (as part of the Severance Pay), (iii) accelerated vesting for 100% of all unvested stock options and RSUs awarded under the 2022 Plan, and (iv) the value of accrued but unused vacation days.

In addition to the Severance Pay, upon termination, our NEOs are entitled by Israeli law to thirty days’ prior written notice, with payment of such individual’s Base Salary and all Other Compensation (see “Fiscal Year 2024 Summary Compensation Table”) during such period (alternatively, the Company may elect to terminate the employment to such employee without any such notice period by paying in lieu of prior notice an amount equal to such employee’s Base Salary for this thirty-day period). Notwithstanding the foregoing, Israeli law provides that the Company may terminate employment without providing this notice period (or paying an amount equal to such employee’s Base Salary during this period) and without payment of Severance Pay (in full or in part) in case of termination due to cause.
The table below quantifies certain compensation and benefits that would have become payable to our NEOs had their employment terminated on the last business day of the Company’s fiscal year ending on December 28, 2024, as a result of each of the termination scenarios set forth in the table and discussed above. Salary components were calculated based on a full month ending on the last day of the month (December 31, 2024). Acceleration components, where applicable, are derived from the data presented in the “Outstanding Equity Awards at Fiscal Year-End”.
Termination Scenario Named Executive Officer	Termination without Cause(1)	Resignation	Death or Disablement(1)	Deemed Dismissal(1)	Termination as a result of Change in Control (CEO only)(1)
Prof. Amnon Shashua	45,229,675	936,373	45,082,223	45,229,675	45,966,935
Moran Shemesh Rojansky	154,972	61,187	1,853,997	154,972	N/A
Prof. Shai Shalev-Shwartz	991,560	442,667	14,106,843	991,560	N/A
Boaz Ouriel	67,549	52,732	2,261,624	67,549	N/A
Nimrod Nehushtan	194,085	90,886	2,369,383	194,085	N/A

(1)
In addition to the amounts reported in these columns above, our NEOs would also each receive the amounts accumulated in their severance funds as discussed in the “Other Compensation — Retirement and Welfare Benefits” section, except in circumstances that the Severance Pay Law permits the employer to terminate the employment of the employee without paying severance amounts.
Pay versus Performance
As required by Item 402(v) of Regulation S-K, set forth below are certain disclosures related to executive compensation and Company performance. For a discussion of the Company’s executive compensation policies and programs and an explanation of how executive compensation decisions are made, please refer to the Compensation Discussion and Analysis section of this proxy statement.
The table below is required to include, for 2024, “compensation actually paid” to the CEO and the average compensation actually paid for non-CEO named executive officers. Compensation actually paid represents a calculation of compensation that differs significantly from the 2024 summary compensation table calculation of compensation, as well as the way in which the Company views annual compensation decisions, as discussed in the Compensation Discussion and Analysis section of this proxy statement. The below table also provides information on the Company’s cumulative TSR, the cumulative TSR of our peer group and net income attributable to the Company. The Company does not use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose either a “company-selected measure” or such company-selected measure’s relationship to executive compensation actually paid.
Year	Summary Compensation Table Total for CEO(1)	“Compensation Actually Paid” to CEO(3)	Average Summary Compensation Table Total for Non-CEO NEOs(2)	Average “Compensation Actually Paid” to Non-CEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:
					Total TSR(4)	PHLX Semiconductor Sector Index (SOX) Total TSR	Net Income (Loss) (millions)
2024	$15,078,205	$44,435,030	$3,950,093	$5,218,571	$69.14	$215.32	$(3,090)(5)
2023	$15,248,097	$86,931,357	$3,254,550	$8,063,657	$149.53	$175.44	$(27)
2022	$45,219,678	$74,812,620	$4,760,015	$8,403,979	$121.02	$106.65	$(82)

(1)
Prof. Amnon Shashua, in his capacity as CEO, is the Company’s principal executive officer for 2024. Compensation for our CEO reflects the amounts reported in the summary compensation table.

(2)
The remaining non-CEO named executive officers for 2024 are: Moran Shemesh Rojansky, Chief Financial Officer; Prof. Shai Shalev-Shwartz, Chief Technology Officer; Nimrod Nehushtan Executive Vice President, Business Development & Strategy; and Boaz Ouriel, Executive Vice President EPG Software. Compensation for our non-CEO named executive officers reflects the average of amounts reported in the summary compensation table.

(3)
Reflects the value of equity awards (RSUs) calculated in accordance with the SEC methodology for determining “compensation actually paid”. Pursuant to SEC rules, the PvP Table includes the change in fair value of multiple outstanding unvested equity awards for each year shown.

(4)
TSR represents cumulative TSR for the period commencing on October 26, 2022 until December 28, 2024. For the Peer Group, the TSR is a weighted peer group TSR.

(5)
The Net Income (Loss) for fiscal year ended December 28, 2024 was primarily the result of recording a $2,695 million ($2,613 million, net of tax) non-cash impairment of goodwill in the third quarter of 2024.

The Company does not use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose a “tabular list” of its most important financial performance measures.

“Compensation actually paid” compared to TSR, and net income.
TSR and net income are some indicators of the Company’s overall financial performance that may impact the value of NEOs’ total compensation; however, other factors are considered in setting NEOs’ compensation. See the Compensation Discussion and Analysis section of this proxy statement for additional information.
Our cumulative TSR for the period commencing on October 26, 2022 until December 28, 2024 as reported in the table above was -30.86%. During this same period, the cumulative TSR of the companies in our Peer Group was 115.32%.
Our net loss has increased in 2024, as compared to 2023, primarily as the result of recording a $2,695 million ($2,613 million, net of tax) non-cash impairment of goodwill in the third quarter of 2024. In any event, TSR and net income are not used in the design of our executive compensation program; as a result, net income and TSR do not directly impact the amount of “compensation actually paid” to the NEOs.
Director Compensation
The Board’s general policy is that non-employee director compensation should be a mix of cash and equity, with the majority being equity. The Compensation Committee has the primary responsibility for reviewing non-employee director compensation and considering any changes, which it does on an annual basis, considering factors such as workload and market data. The Board annually reviews the Compensation Committee’s recommendations and determines the amount of director compensation. The Compensation Committee engages its independent compensation consultant, CAP, to conduct competitive assessments of director compensation program. For the 2024 non-employee director compensation program, the Compensation Committee and the Board considered general industry data for US-listed public companies with revenues between $1.0 billion and $10 billion.
The following table sets forth a summary of the compensation we paid to each non-employee member of our Board for fiscal year 2024. Other than as set forth in the table and described more fully below, during the fiscal year 2024, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors.
Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Safroadu Yeboah-Amankwah	N/A	N/A	N/A
Elaine L. Chao(3)	33,462	443,152	476,614
Eyal Desheh	80,000(4)	215,785(5)	295,785
Claire C. McCaskill	60,000	215,785(6)	275,785
Christine Pambianchi	N/A	N/A	N/A
Christoph Schell	N/A	N/A	N/A
Frank D. Yeary	60,000	215,785(7)	275,785
	N/A	N/A	N/A
Patrick P. Gelsinger(8)	N/A	N/A	N/A
Jon M. Huntsman, Jr.(9)	17,308	N/A	17,308

(1)
The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal year 2024 for their service as a director, including any annual retainer fees, committee and/or chair fees. All cash fees were paid in quarterly installments.

(2)
The amounts reported reflect the aggregate grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 or under the assumptions noted. For information regarding the assumptions used in determining the fair value of an award shown in this column, please refer to note 6 in the consolidated financial statements included in the Annual Report on Form 10-K for fiscal year 2024. The ME RSUs granted on December 5, 2024 vest first anniversary of the grant date.
(3)
Sec. Chao joined our Board on June 7, 2024 and received cash compensation pro rated for the length of her service in 2024. In addition to cash compensation and to the ME RSUs granted on December 5, 2024, on June 7, 2024 the Company granted to Sec. Chao 7,177 ME RSUs in connection with her appointment as an independent director of the Board.

(4)
Includes retainer paid to Mr. Desheh for his service as Chair of the Audit Committee of the Board in 2024.

(5)
In addition to the ME RSUs granted in 2024 (as reflected in the above table), the Company granted Mr. Desheh 9,523 ME RSUs on October 26, 2022, of which 3,238 ME RSUs remain unvested

(6)
In addition to the ME RSUs granted in 2024 (as reflected in the above table), the Company granted Sen. McCaskill 9,523 ME RSUs on October 26, 2022, of which 3,238 ME RSUs remain unvested.

(7)
In addition to the ME RSUs granted in 2024 (as reflected in the above table), the Company granted Mr. Yeary 9,523 ME RSUs on October 26, 2022, of which 3,238 ME RSUs remain unvested.

(8)
Mr. Gelsinger resigned from the Board effective as of December 1, 2024.

(9)
Gov. Huntsman resigned from the Board effective as of April 15, 2024 and received cash compensation pro rated for the length of his service in 2024. All ME RSUs granted to Gov. Huntsman that were unvested at the time of his resignation were cancelled.

Impact of Accounting and Tax Treatment of Compensation
The Compensation Committee regularly considers the various tax and accounting implications when designing our executive compensation programs. When determining the amount of long-term incentives and equity grants to certain executives and employees, the compensation committee considers and reviews the compensation costs associated with such grants.
Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during any taxable year. While considering tax deductibility as only one of several considerations in determining compensation, the Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to the Company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes. Accordingly, we have not adopted a policy that all compensation must qualify as tax-deductible under Section 162(m) of the Internal Revenue Code.
Report of the Compensation Committee
The Compensation Committee assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Mobileye’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Mobileye’s 2024 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.
Compensation Committee
Christine Pambianchi, Chair
Eyal Desheh
Frank D. Yeary

EQUITY INCENTIVE PLAN MATTERS
Proposal 4: Approval of the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan
PROPOSAL 4	Approval of the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan	Recommendation of the Board

Upon the recommendation of our Compensation Committee, our Board is submitting the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan (the “Amended 2022 Plan”) for stockholder approval. The Amended 2022 Plan is an amendment and restatement of the Mobileye Global Inc. 2022 Equity Incentive Plan (the “Existing 2022 Plan”), which was adopted by our Board and approved by our then-sole stockholder on September 30, 2022, to be effective as of the date of the Mobileye IPO.
The Amended 2022 Plan includes changes to the material terms of the Existing 2022 Plan, namely an increase to the shares available for grant that is designed to meet our anticipated equity compensation needs for the next three years. Otherwise, the Amended 2022 Plan is substantially similar to the Existing 2022 Plan. If our stockholders do not approve the Amended 2022 Plan, we will not have sufficient shares under the Existing 2022 Plan to grant equity-based compensation to our participants. We believe approval of the Amended 2022 Plan is in the best interests of our stockholders, since it will allow us to continue to best motivate employees and our non-employee directors to further the growth, development and financial success of Mobileye. Approval of the Amended 2022 Plan will allow us to continue to attract, motivate and retain the services of employees and non-employee directors who are essential to our long-term success by offering them an opportunity to own and benefit from the ownership of our Class A common stock.
Mobileye’s stockholders are being asked to approve the Amended 2022 Plan at the 2025 annual meeting of stockholders. Approval of this Proposal 4 will constitute approval of the Amended 2022 Plan. The approval of the Amended 2022 Plan requires the affirmative vote of a majority of the total number of votes of the Company’s shares of common stock (voting as a single class) present at the annual meeting or represented by proxy and entitled to vote on the matter at the meeting (either in person or by proxy) on this Proposal 4.
The Board recommends that you vote “FOR” approval of the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan.

Summary
We are seeking shareholder approval of the Amended 2022 Plan to amend and restate the Existing 2022 Plan. If the Amended 2022 Plan is approved, the maximum aggregate number of shares of Class A common stock that will be reserved and available for issuance for awards under the Amended 2022 Plan will be 153,200,000 shares of Class A common stock, the sum of (1) 40,095,595 shares underlying awards previously granted or shares available for grant under the Existing 2022 Plan and (2) 113,104,405 shares (the “Share Increase”).
The Amended 2022 Plan, together with our use of equity compensation, incorporates many current best practices:
✓ Fixed Maximum Share Limit	× No “Evergreen” Share Reserve
✓ Double Trigger Equity Acceleration Upon a Change-in-Control for CEO	× No Single Trigger Equity Vesting Provisions Associated with a Change in Control
✓ Separate Annual Compensation Limit for Non-Employee Directors	× No Dividends on Unvested Awards
✓ NEO Awards Subject to Clawback Policy	× No Excessive Burn Rate
✓ Limits to Non-Employee Director Compensation	× No Repricing of Underwater Stock Options or Stock Appreciation Rights without Stockholder Approval
× No Discounted Stock Options or SARs
× No Liberal Share Counting
× No Discretion to Accelerate Vesting
× No Tax Gross-ups
Stockholder approval of the Amended 2022 Plan is necessary in order for us to continue our practice of broadly granting equity compensation throughout our organization, thereby incentivizing and retaining our executive officers and important employees.
•
Our model of compensation focuses on equity compensation as a key component of total compensation, with a meaningful portion of executive and employee pay tied directly to stockholder outcomes and value creation through annual grants of RSUs. We believe awarding RSUs provides a simple, straightforward approach to tying executives’ and employees’ compensation to our successful business outcomes while serving as a successful mechanism to attract and retain talent. We believe that continued use of equity compensation is critical to our future success.

A reduction in our use of equity-based compensation would require a corresponding increase in our use of cash compensation or alternative forms of deferred compensation, which we believe would reduce alignment of interests between our employees and stockholders.
•
We believe substitution of cash or other deferred compensation for equity would reduce the alignment of interests between employees and shareholders and our flexibility to use cash to invest in our business, including in our ongoing research and development.

A material reduction in, or a significant change in the composition of, compensation would impair our ability to recruit, retain and motivate key talent and would therefore threaten our business.
•
We seek to deliver compensation at competitive levels relative to our industry and the geographic markets in which are employees are located. If the Amended 2022 Plan is not approved, we would likely be compelled to alter our compensation program to increase cash compensation or alternative forms of deferred compensation in order to remain competitive, which we do not believe would be as effective or in the best interests of our stockholders.

Our executive compensation and performance outcomes are well aligned and have been strongly supported by our stockholders each of the past two years since the Mobileye IPO.
•
Our last two stockholder advisory votes on executive compensation have received 99.8% stockholder support in 2023 and 99.3% stockholder support in 2024.

•
Our Compensation Committee and our executive team view each of these stockholder advisory votes as strong support in favor of our compensation programs and our compensation-related decisions.

The Amended 2022 Plan carries forward several prohibitions that are intended to protect shareholder interests and includes an aggregate limit of 153,200,000 shares of Class A common stock, of which 113,104,405 are newly reserved. The foregoing number of newly reserved shares as well as the remaining shares available for grant under the Existing 2022 Plan are designed to meet our anticipated equity compensation needs for the next three years. Stockholder approval of the Amended 2022 Plan will not affect awards existing under the Existing 2022 Plan, which will remain outstanding in accordance with their terms.
Potential Compensation Needs
In considering the appropriate number of shares to request under the Amended 2022 Plan, we reviewed our historical information and the awards that we have granted since the Mobileye IPO, including the information in the table below describing our Burn Rate during those years. We also considered the potential impact of a variety of factors beyond our control that may impact the number of equity awards that we could issue in future years. Based on this information, we currently believe it is reasonable to expect that the additional 113,104,405 shares of Class A common stock as well as the remaining shares available for grant under the Existing 2022 Plan may last for the next three years. We do not make forecasts, public or otherwise, as to our grants of equity awards due to the unpredictability of the underlying assumptions and estimates, including the actual price per share of our Class A common stock at the time of the applicable grant, but have included related information to give our stockholders access to this information for purposes of evaluating the Amended 2022 Plan. The information provided here is not, and should not be regarded as, an indication of actual figure outcomes, and should not be relied upon as such. Neither we nor any other person makes any representation regarding potential or actual outcomes compared to the information set forth herein.
If our stockholders do not approve the Amended 2022 Plan, the Share Increase will not be effective and we would expect to have insufficient shares of Class A common stock available for future equity award grants, which we believe will adversely affect our ability to attract, retain and reward the employees and non-employee directors who are critical to our long-term success. If the Amended 2022 Plan is approved by our stockholders at the 2025 annual meeting of stockholders, it will supersede and replace the Existing 2022 Plan. Following stockholder approval of the Amended 2022 Plan, 120,378,176 shares of Class A common stock will be available for issuance of new awards under the Amended 2022 Plan, and additionally, shares currently subject to awards outstanding under the Existing 2022 Plan may become available for grant under the Amended 2022 Plan if they are not issued due to forfeiture or expiration of the outstanding awards.
Stockholder approval of the Amended 2022 Plan will not affect existing awards under the Existing 2022 Plan or any former stock incentive plan with outstanding awards, which continue in effect in accordance with their terms.
The Amended 2022 Plan’s terms are substantially similar to the terms of the Existing 2022 Plan as currently in effect, with the following material changes:
•
New Aggregate Limit.   As discussed in more detail below, pursuant to the Share Increase, 113,104,405 additional shares of our Class A common stock will be authorized for issuance under the Amended 2022 Plan, increasing the total number of shares authorized for issuance to 153,200,000 shares of Class A common stock, consisting of (i) the new shares pursuant to the Share Increase and (ii) 40,095,595 shares reserved under the Existing 2022 Plan. Additionally, shares currently subject to awards outstanding under the Existing 2022 Plan may become available for grant under the Amended 2022 Plan if they are not converted due to forfeiture, expiration or cancellation of the outstanding awards.

•
Plan Term.   Extends the term of the Amended 2022 Plan from January 30, 2032 until January 30, 2035.

Overview of Burn Rate and Overhang.
Upon approval of the Amended 2022 Plan, 120,378,176 shares of Class A common stock will be available for issuance as of the April 15, 2025 Record Date to eligible employees or consultants of Mobileye or to Mobileye’s non-employee directors, as shown in the total equity dilution table below. In its determination to approve the Share Increase, the Board reviewed an analysis prepared by management and reviewed by Compensation Advisory Partners, the Compensation Committee’s independent compensation consultant, which included an analysis of certain burn rates, dilution and overhang metrics, 2024 Peer Group metrics, market practices and trends, and the costs of the Amended 2022 Plan. Specifically, the Board considered that our three-year average historical burn rate under the Existing 2022 Plan is 1.4% of shares of all classes of common stock issued and outstanding, which is low relative to our 2024 Peer Group. The burn rates for the three most recently completed fiscal years are shown below:
Fiscal Year(1)	Total Shares Granted	Common Stock Outstanding	Adjusted Burn Rate(2)
2022	12,570,346	801,911,905	1.6%
2023	6,782,096	806,152,348	0.8%
2024	13,541,549	811,726,477	1.7%
Mobileye Global Inc. 3-year average(3)			1.4%

(1)
As reported in the Company’s Annual Report on Form 10-K at the end of each fiscal year.

(2)
Adjusted Burn Rate is equal to the sum of full-value shares granted and stock options granted, divided by weighted average of shares of common stock issued and outstanding. In adjusted equity burn rate, stock options are counted as 1/3 of a full-value share. Mobileye’s standard burn rate and Adjusted Burn Rate are equal because the Company has not granted stock options.

(3)
The 75th Percentile, Median and 25th Percentile of the 2024 Peer Group’s 3-year average standard burn Rate is 3.1%, 2.2% and 1.8%, respectively. The 75th Percentile, Median and 25th Percentile of the 2024 Peer Group’s 3-year average Adjusted Burn Rate is 3.1%, 2.0% and 1.3%, respectively.

If the Amended 2022 Plan is approved, the issuance of additional shares of our Class A common stock to be reserved under the Amended 2022 Plan would dilute the holdings of stockholders by 13.93% of all classes of our issued and outstanding common stock, bringing our overhang to approximately 17.63% (including the new shares that will be reserved for issuance under the Amended 2022 Plan). The Board believes the number of additional shares requested for issuance under the Amended 2022 Plan represents a reasonable amount of potential additional equity dilution, and is committed to effectively managing our share reserves for equity compensation while minimizing stockholder dilution.
Fiscal Year	RSUs Outstanding(1)	Shares available under 2022 Plan	Common Stock Outstanding	Total Potential Equity Dilution
2022	12,564,000	27,531,530	801,911,905	5.00%
2023	14,778,000	21,077,412	806,152,348	4.45%
2024	21,459,000	8,821,539	811,726,477	3.73%
Current	22,737,066	7,273,771	811,996,663	3.70%
Requested New Shares		113,104,405		13.93%
Total Potential Equity Dilution Including Requested New Shares				17.63%

(1)
Rounded to the nearest thousandth.

Note that the equity compensation component of our compensation program consists primarily of RSUs and we have only granted RSUs for the most recent three fiscal years.

Because we believe that the ability to continue to grant equity compensation is vital to our ability to continue attracting and retaining employees in the competitive labor markets in which we compete, the Board has determined, after considering the factors set forth above, that the size of the share reserve under the Amended 2022 Plan is reasonable and appropriate at this time.
Description of the Amended 2022 Plan
The following is only a summary of the material terms of the Amended 2022 Plan and is qualified in its entirety by reference to its full text, a copy of which is attached here to as Appendix A.
Administration.   The Amended 2022 Plan is administered by the Board or a committee appointed by the Board from and among its members (the “Administrator”). The Administrator has the authority to, among other things, prescribe, amend and rescind rules and regulations relating to the Amended 2022 Plan, to determine which employees, consultants and non-employee directors are eligible to receive awards under the Amended 2022 Plan (the “Participants”), to grant awards to Participants and determine the terms and conditions of the awards granted, including number of shares subject to such awards and the exercise or purchase price thereof, to establish or verify the extent of any satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award, to prescribe and amend the terms of the agreements or other documents evidencing awards made under the Amended 2022 Plan, to determine whether, and the extent to which, adjustments to an award are required according to the applicable laws and the amended 2022 Plan, to cancel any award in the event that the Administrator has determined that such award is without any economic value in excess of nominal or par value or prospect of future value, to interpret and construe the Amended 2022 Plan, any rules and regulations under the Amended 2022 Plan and the terms and conditions of any award granted under the Amended 2022 Plan, to make exceptions to any such provisions in good faith and for the benefit of the Company, and to make all other determinations deemed necessary or advisable for the administration of the Amended 2022 Plan. The Administrator may delegate authority to administer the Amended 2022 Plan as it deems appropriate, subject to the express limitations set forth in the Amended 2022 Plan. In the case of awards to non-employee directors under the Amended 2022 Plan, the powers of the Administrator are exercised by the Board.
Purpose of the Plan.   The purpose of the Amended 2022 Plan is to advance the interests of the Company and its subsidiaries by stimulating the efforts of employees and consultants who are selected to be Participants on behalf of the Company, aligning the long-term interests of Participants with those of stockholders, heightening the desire of Participants to continue in working toward and contributing to the success of the Company, assisting the Company in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract, motivate and retain the best available individuals for service to the Company.
Participants.   Awards under the Amended 2022 Plan may be granted to any person who is an employee, consultant or non-employee director of the Company. From time to time, the Administrator (or as to non-employee directors, the Board) determines who will be granted awards, the number of shares subject to such grants and all other terms of awards. As of April 15, 2025, there were approximately 4,083 employees, 4 non-employee directors and 0 consultants eligible to receive awards under the Amended 2022 Plan. The basis for participation in the Amended 2022 Plan is the Administrator’s decision, in its sole discretion, that an award to an eligible Participant will further the Amended 2022 Plan’s purposes of aligning the interests of officers, directors, employees and consultants of the Company and its subsidiaries with those of the shareholders by providing the opportunity to receive certain incentive compensation under the Amended 2022 Plan. In exercising its discretion, the Administrator will consider the recommendations of management and the purposes of the Amended 2022 Plan.
Limits on Plan Awards.   Subject to adjustment as provided in “Adjustment of and Changes in the Common Stock” section below, the aggregate number of shares authorized for issuance pursuant to awards under the Amended 2022 Plan is 153,200,000. The shares subject to the Amended 2022 Plan may be either shares reacquired by the Company, including shares purchased in the open market, as applicable, or authorized but unissued shares or shares reacquired by the Company. Any shares subject to an award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an award under the Amended 2022 Plan. Notwithstanding the preceding sentence, the following shares may not again be made available for issuance as awards under the Amended 2022 Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) shares used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares repurchased on the open market, if applicable, with the proceeds of the option exercise price.
Types of Awards.   Subject to the limitations in the Amended 2022 Plan, the types of awards that may be granted under the Amended 2022 Plan are Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock and Restricted Stock Units (each as defined in the Amended 2022 Plan and, collectively, the “awards”). The Administrator, in its discretion, may determine that any award granted hereunder shall be an award the grant, issuance, retention, vesting and/or settlement of which is subject to satisfaction of one or more of the performance criteria specified in the Amended 2022 Plan or any other performance criteria determined by the Administrator.
Stock Options and SARs.
Stock Options are rights to purchase shares of our common stock at a price and during a period determined by the Administrator. SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. Any SAR will be granted subject to the same terms and conditions as apply to Stock Options.
The purchase price (also referred to as the exercise price) of each stock option or SAR granted under the Amended 2022 Plan is established by the Administrator and shall not be less than 100% of the market value of a share of common stock on the date of grant. Other than as set forth in the Amended 2022 Plan, the Company will not, without stockholder approval, reduce the purchase price of a Stock Option or SAR and, at any time when the purchase price of a Stock Option or SAR is above the market value of a share, the Company will not, without stockholder approval, cancel and re-grant or exchange such Stock Option or SAR for a new award with a lower (or no) purchase price or for cash.
Each option and SAR will have a maximum term of ten years from the grant date, and in each case, the applicable award agreement may provide for expiration prior to the end of the stated term of the award in the event of the termination of employment or service of the Participant to whom it was granted. The Administrator determines all other terms of these awards. After termination of employment, an optionee may exercise a vested stock option or SAR for the period of time stated in the option agreement, which varies depending on the circumstances of the termination. In most cases, a vested option generally remains exercisable for 90 days, however an option or SAR may never be exercised later than expiration of its term. The Administrator may establish rules for the deferred delivery of common stock upon exercise of Stock Options or SARs. The Company does not currently grant options or SARs but may choose to do so in the future.
Restricted Stock and Restricted Stock Units.   A Restricted Stock award is an award of shares of common stock, the grant, issuance, retention or vesting of which is subject to the terms of the applicable award agreement. A Restricted Stock Unit (“RSU”) is a right to receive, in cash or stock, as determined by the Administrator), the market value of one share of common stock, the grant, issuance, retention and/or vesting of which is subject to the terms of the applicable award agreement. The Administrator determines the terms, conditions and restrictions of all stock awards granted under the Amended 2022 Plan, including the number of shares subject to the award, the vesting schedule, the sale price, and if applicable, the performance criteria that must be achieved for an award to vest.
Each Restricted Stock award agreement and each RSU award agreement will contain provisions regarding (a) the number of shares subject to such award or a formula for determining such, (b) the purchase price of the shares, if any, and the means of payment for the shares, (c) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the shares as may be determined from time to time by the Administrator, (e) restrictions on the transferability of the shares and (f) such further terms and conditions as may be determined from time to time by the Administrator, in each case not inconsistent with the Amended 2022 Plan.
Outside Director Awards.   The number of awards granted to each non-employee director in a fiscal year of the Company and its subsidiaries (“Outside Director Awards”) is limited, so that the grant date fair value of all Outside Director Awards granted by the Board, combined with all cash-based compensation earned in the same fiscal year, may not exceed $500,000 (subject to adjustment under the “Adjustment of and Changes in the Common Stock” section below). The number of shares subject to each Outside Director Award, or the formula pursuant to which such number will be determined, the type or types of awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards will be specified from time to time by the Board, subject to the terms of the Amended 2022 Plan.
Dividends and Dividend Equivalents.   Under the Amended 2022 Plan, unless otherwise provided by the Administrator, the Administrator has the discretion to grant dividends and dividend equivalents on restricted stock and RSUs, but not on Stock Options or SARs. Dividends and dividend equivalents may not be paid prior to vesting of the underlying award. If the underlying award is forfeited, the related dividends and dividend equivalents will be forfeited.
Transferability of Awards.   The Amended 2022 Plan generally prohibits the transfer of awards other than by will or the laws of descent and distribution or as permitted by Rule 701 of the Securities Act of 1933. Only the employee may exercise his or her options or benefit from his or her other awards during his or her lifetime.
Compensation Recovery.   The Amended 2022 Plan allows the Board and/or the Administrator to recover incentive-based compensation from covered employees, as described in “Compensation Discussion and Analysis — Clawback Policy”, and pursuant to the Company’s Compensation Recoupment Policy adopted by the Board on September 7, 2023 and any other similar policy implemented by the Company.
Amendment and Termination of the Amended 2022 Plan.   The Board may amend, alter or discontinue the Amended 2022 Plan, and the Board and the Administrator may to the extent permitted by the Amended 2022 Plan amend any agreement or other document evidencing an award under the Amended 2022 Plan. No amendment or alternation of the Amended 2022 Plan may be made that would impair the rights of any Participant without such Participant’s consent unless otherwise permitted under the Amended 2022 Plan or if the Administrator determines in its sole discretion that such amendment or alternation is (i) required or advisable for the Company, the Amended 2022 Plan or the award in question to comply with applicable law or any accounting standard or (ii) is not reasonably likely to significantly dimmish the benefits provided under such award or that any such diminishment has been adequately compensated. The Board may not, without stockholder approval: increase the maximum number of shares of common stock for which awards may be granted under the Amended 2022 Plan, reduce the price at which Stock Options may be granted, reduce the option price of outstanding Stock Options, extend the term of the Amended 2022 Plan, change the class of persons eligible to receive awards under the Amended 2022 Plan or increase the limits as described in the “Limits on Plan Awards” section above.
Term.   The term of the Amended 2022 Plan expires on January 30, 2035. Awards under the Amended 2022 Plan may not be made after the expiration of the term, but awards granted prior to that date remain outstanding beyond that date. The expiration of the Administrator’s authority to grant awards under the Amended 2022 Plan will not affect the operation of the terms of the Amended 2022 Plan or the Company’s and Participants’ rights and obligations with respect to awards granted on or prior to the expiration date of the Amended 2022 Plan.
Performance Criteria under the Amended 2022 Plan.   The Amended 2022 Plan permits the Administrator to grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. Mobileye does not currently grant performance-based awards.
Under the Amended 2022 Plan, the Administrator has discretion to determine the criteria applicable to performance awards. The performance criteria, which may be measured on an absolute basis or relative to a pre-established target and which may be determined on a GAAP or non-GAAP basis, that the Administrator may select include but are not limited to: cash flow; earnings per share; earnings before one or more of interest, taxes, depreciation and amortization; return on equity; total stockholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operation income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost-reduction through advanced technology; brand recognition/acceptance; product ship targets; or customer satisfaction. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year.
The Administrator, in its discretion, may adjust or modify the number of shares of common stock, Stock Options, SARs, RSUs or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of the appliable performance criteria on the basis of such further considerations as the Administrator in its sole discretion may determine.
Adjustment of and Changes in the Common Stock.   The existence of outstanding awards will not affect in any way the right or power of the Company or their shareholders to take certain corporate actions, including but not limited to making or authorizing any or all adjustments, recapitalizations, or other changes in the Company or its subsidiaries’ capital structure or their business, or any merger or consolidation of the Company or its subsidiaries or any issuance of shares or other securities or subscription rights thereto, or the dissolution or liquidation of the Company or its subsidiaries, or any sale or transfer of all or any part of its assets or business.
If the outstanding shares or other securities of the Company, for which the award is then exercisable or as to which the award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction affecting the shares or other securities of the Company, the Administrator will equitably adjust the number and kind of shares or other securities that are subject to the Amended 2022 Plan and the exercise or settlement prices of such awards, so as to maintain the proportionate number of shares or other securities subject to such awards without changing the aggregate exercise or settlement price, if any.
Notwithstanding anything to the contrary except as explicitly provided in the Amended 2022 Plan, in the event the Company or its subsidiaries is a party to a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization.
Subsidiary Awards.   In the case of a grant of an award to any Participant employed by or providing services to a subsidiary, such grant may, if the Administrator so directs, be implemented by the Company and its subsidiaries issuing any subject shares to the subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the subsidiary will transfer the shares to the Participant in accordance with the terms of the award specified by the Administrator pursuant to the provisions of the Amended 2022 Plan. Notwithstanding any other provision hereof, such award may be issued by and in the name of the subsidiary and will be deemed granted on such date as the Administrator shall determine.
Withholding.   To the extent required by applicable federal, state, local or foreign law, the Administrator may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or RSU award, or any sale of shares. The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied. To the extent permitted or required by the Administrator, these obligations may or shall be satisfied by having the Company withhold a portion of the shares of stock that otherwise would be issued to a Participant under such award or by tendering shares previously acquired by the Participant equal to an amount no greater than the maximum statutory tax rate applicable to such Participant in all relevant jurisdictions, and in all cases reduced by the amount of any withholding obligation a Participant satisfies by cash payment to the Company.
Material U.S. Federal Income Tax Consequences
The following is a summary of certain federal income tax consequences of awards to be made under the Amended 2022 Plan based upon the laws in effect as of the date of this proxy statement. The discussion is general in nature and does not take into account a number of considerations which may apply in light of individual circumstances under the Amended 2022 Plan. Income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.
Non-Qualified Stock Options.   A Participant will not recognize taxable income when a non-qualified stock option is granted and we will not be entitled to a tax deduction at such time. A Participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) upon the exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price and we generally will be entitled to a corresponding deduction.
Incentive Stock Options.   A Participant will not recognize taxable income when an ISO is granted. A Participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an ISO. If the Participant does not sell or otherwise dispose of the shares acquired upon the exercise of an ISO within two (2) years from the date the ISO was granted or within one (1) year from the date the Participant acquired the shares, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss and we will not be entitled to any deduction. If, however, the shares of Mobileye common stock acquired are disposed of within such two (2) or one (1) year periods, then in the year of such disposition the Participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price and we generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the shares acquired on the exercise date will be treated as capital gain.
SARs.   A Participant will not recognize taxable income when a SAR is granted and we will not be entitled to a tax deduction at such time. Upon vesting of a SAR, no taxable income is recognized. However, upon exercise, the participant will recognize ordinary income (and subject to income tax withholding in the case of employees) equal to the cash received or the difference between the fair market value of any shares received and the exercise price. We generally will be entitled to a corresponding deduction.
Restricted Stock.   A Participant will not recognize taxable income when an award of Restricted Stock is granted and we will not be entitled to a tax deduction at such time, unless the Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986 (the “Code”), as amended, to be taxed at grant. If such an election is made, the Participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at the time of the grant equal to the fair market value of the shares of Restricted Stock at such time. If such an election is not made, the Participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at vesting in an amount equal to the fair market value of the shares of Restricted Stock at such time. We are entitled to a corresponding deduction at the time ordinary income is recognized by the Participant. In addition, dividends credited prior to vesting to shares of Restricted Stock for which the above-described election has not been made will be compensation taxable as ordinary income (and subject to income tax withholding in the case of employees), rather than as dividend income, and we will be entitled to a corresponding deduction.
RSUs.   A Participant will not recognize taxable income when RSUs are granted and we will not be entitled to a tax deduction at such time. A Participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at vesting in an amount equal to the fair market value of any shares of Mobileye common stock delivered (and the amount of cash paid by us (if any)) and we will be entitled to a corresponding deduction.
Section 162(m).   Under Section 162(m) of the Code, compensation (including compensation under the 2024 Plan) in any calendar year in excess of $1 million for any individual who serves as a named executive in 2017 or thereafter will not be deductible, unless such compensation is grandfathered under the Tax Cuts and Jobs Act of 2017.
The foregoing general tax discussion is intended for the information of stockholders in connection with considering how to vote with respect to the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan Proposal and not as tax guidance to individuals who receive awards under the Amended 2022 Plan. Holders of awards under the Amended 2022 Plan are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Amended 2022 Plan.

New Plan Benefits
Granted under the Amended 2022 Plan, if any, will be subject to the Administrator’s discretion. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Amended 2022 Plan. Therefore, we cannot determine the number or type of awards that will be granted to any participant under the Amended 2022 Plan for 2025 or any other year, and no information is provided concerning the benefits to be delivered under the Amended 2022 Plan to any individual or group of individuals. While not indicative of future awards, information on awards granted under the Existing 2022 Plan to each of our NEOs and directors is provided in the “Compensation Discussion and Analysis” under “Fiscal Year 2024 Summary Compensation Table”, “Grants of Plan-Based Awards in the Year Ended December 28, 2024” and “Director Compensation”.
Existing 2022 Plan Benefits
Since the Existing 2022 Plan’s inception on January 30, 2022, no shares of common stock issuable pursuant to stock options were granted under the Existing 2022 Plan to (i) any named executive officer listed in the “Fiscal Year 2024 Summary Compensation Table”, (ii) all current executive officers as a group as of April 15, 2025, (iii) all non-employee directors as a group as of April 15, 2025, (iv) the director candidate, and (v) all employees who are not executive officers as a group as of April 15, 2025.
Registration with the SEC
If the stockholders approve this proposal, we will file with the SEC, as soon as reasonably practicable after such approval, a registration statement on Form S-8 relating to the additional shares available for issuance under the Amended 2022 Plan.

ADDITIONAL MEETING INFORMATION
How will the 2025 Annual Stockholders’ Meeting be conducted?
The 2025 Annual Stockholders’ Meeting will be conducted solely online via the Internet through a live webcast and online stockholder tools. We are using a virtual annual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders. This format empowers stockholders to participate fully from any location around the world, at no cost. We have designed the virtual format to enhance stockholder access and participation and protect stockholder rights. For example:
How do I attend the meeting?
You are entitled to attend and participate in the virtual 2025 Annual Stockholders’ Meeting only if you were a Mobileye stockholder as of the close of business on April 15, 2025 or if you hold a valid proxy for the annual meeting. If you are not a Mobileye stockholder, you may still view the meeting online at www.virtualshareholdermeeting.com/MBLY2025.
Attending Online. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate in the annual meeting but may view the annual meeting webcast. Stockholders may participate in the annual meeting by visiting www.virtualshareholdermeeting.com/MBLY2025; interested persons who were not stockholders as of the close of business on April 15, 2025 may view, but not participate, in the annual meeting via www.virtualshareholdermeeting.com/MBLY2025.

Stockholders of Record
If you are a stockholder of record, you will need to use your control number on your Notice of Internet Availability or proxy card to log into www.virtualshareholdermeeting.com/MBLY2025.
Stockholders of record — those holding shares directly with Computershare Trust Company, N.A. — will be on a list maintained by the inspector of elections.

Beneficial Stockholder
If you are a beneficial stockholder and your voting instruction form or Notice of Internet Availability (Notice) indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, beneficial stockholders who do not have a control number or access code should contact their bank, broker or other nominee (preferably at least five days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.
“Beneficial” or “street name” stockholders — those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. If you have difficulties during the check-in time or during the annual meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call the number listed on the virtual meeting site.
Asking Questions.   Stockholders have multiple opportunities to submit questions to Mobileye for the annual meeting. Stockholders who wish to submit a question in advance may do so at either www.proxyvote.com or on our annual meeting website, www.virtualshareholdermeeting.com/MBLY2025. Stockholders also may submit questions live during the meeting at the meeting website. Stockholders can also access copies of the proxy statement and annual report at our annual meeting website.

If you cannot attend, following the meeting, a replay of our annual meeting webcast will be available at our Investor Relations website at https://ir.mobileye.com/ and remain for at least one year.
How do I vote?
Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the annual meeting. We encourage stockholders to vote well before the annual meeting, even if they plan to attend the virtual meeting, by completing proxies in any of the following ways:

Go to www.proxyvote.com and follow the instructions provided.	Call the applicable number and follow the instructions provided. For stockholders of record: 1-800-690-6903 For beneficial stockholders: 1-800-690-6903	Mail, complete, sign, date, and mail the proxy card in the return envelope provided to you if you have received a printed version of these proxy materials.
Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual annual meeting should follow the instructions at www.virtualshareholdermeeting.com/MBLY2025 to vote or submit questions during the meeting.
Voting online during the meeting will replace any previous votes.
Revoking Your Proxy or Changing Your Vote.   Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Secretary before the annual meeting commences. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.
Voting Standards.   On April 15, 2025, the record date for the annual meeting, 100,496,663 shares of our Class A common stock and 711,500,000 of our Class B common stock were outstanding. In order to have a quorum at the meeting, one-third of our capital stock issued and outstanding and entitled to vote on the record date must be present at the scheduled time of the meeting in person or by proxy. Each share of our Class A common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter and each share of our Class B common stock outstanding, which are owned entirely by Intel, are entitled to 10 votes on each of the director nominees and each other matter. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement. To be elected, directors must receive a plurality of the votes cast. Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the total number of votes of the Company’s shares of common stock (voting as a single class) present at the annual meeting or represented by proxy and entitled to vote on the matter.
Effect of Abstentions and Broker Non-Votes.   Shares marked “withhold” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares on discretionary proposals, which would result in “broker non-votes” on proposals other than the ratification of the selection of PwC as our independent registered public accounting firm. Any shares represented by “broker non-votes” will have no effect. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions/Withhold**	Effect of “Broker Non-Votes”***
Election of directors	For or withhold on each nominee.	Plurality of votes cast.*	No effect.	No effect.
Ratification of selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited	For, against, or abstain.	Majority of total number of votes of the Company’s shares present or represented by proxy and entitled to vote on the matter.	Counted as “against” vote.	Broker has discretion to vote.
Advisory vote to approve executive compensation of our listed officers	For, against, or abstain.	Majority of total number of votes of the Company’s shares present or represented by proxy and entitled to vote on the matter.	Counted as “against” vote.	No effect.
Approval of the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan	For, against, or abstain.	Majority of total number of votes of the Company’s shares present or represented by proxy and entitled to vote on the matter.	Counted as “against” vote.	No effect.

*
As a result, any shares not voted “for” a particular candidate, whether as a result of a “withhold” vote or broker non-vote, will not be counted in such candidate’s favor and will have no effect on the election results.

**
Shares marked “abstain” or “withhold.”

***
If you are a beneficial holder and do not provide specific voting instructions to the holder’s broker, the organization that holds the beneficial owner’s shares may not be authorized to vote your shares, which would result in “broker non-votes.”

Voting Instructions.   If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters that we expect to be presented at the annual meeting other than the items from the Board of Directors described in this proxy statement.
Notice of Electronic Availability of Proxy Statement and Annual Report.   As permitted by SEC rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Shareholders may sign up to receive future proxy materials and other shareholder communications electronically instead of by mail. In order to receive the communications electronically, you must have an

e-mail account, access to the Internet through an Internet service provider, and a web browser that supports secure connections. Visit www.proxyvote.com for additional information regarding electronic delivery enrollment.
How are proxies solicited and what is the cost?
We will bear the expense of soliciting proxies, and we have retained Broadridge Investor Communications Solutions, Inc. (“Broadridge”) to solicit proxies for a fee of approximately $159,000, plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.
Who counts the votes?
Broadridge has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.
Will the company make a list of stockholders entitled to vote at the 2025 Annual Stockholders’ Meeting available?
Mobileye’s list of stockholders as of April 15, 2025 will be available for inspection for the 10 days prior to the annual meeting. If you want to inspect the stockholder list, please contact our Investor Relations department at https://ir.mobileye.com/ir-resources/contact-ir to schedule an appointment. In addition, the list of stockholders will also be available during the annual meeting through the meeting website for those stockholders who choose to attend.
When will the company announce the voting results?
We will announce preliminary results during the annual meeting. We will report final results at https://ir.mobileye.com/ and in a filing with the SEC on Form 8-K.

OTHER MATTERS
2026 Stockholder Proposals or Nominations
Stockholder proposals to be included in the proxy statement.   Pursuant to Rule 14a-8 under the Exchange Act some stockholder proposals may be eligible for inclusion in our 2026 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Eastern Time) on December 26, 2025 (120 days prior to the anniversary of our mailing this proxy statement).
We strongly encourage any stockholder interested in submitting a proposal to contact our Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Board of Directors Matters; Proposal No. 1: Election of Directors; Director Nomination Process — Committee Process” section on page 5.
Other business and director nominations to be presented at the annual meeting.   A stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2026 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Secretary not later than the close of business (5:00 p.m. Eastern Time) on January 25, 2026 (90 days prior to the anniversary of our mailing this proxy statement) and not earlier than the close of business (5:00 p.m. Eastern Time) on December 26, 2025 (120 days prior to the anniversary of our mailing this proxy statement). The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock.
We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Legal Matters
Forward-looking statements.   Statements in this proxy statement that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include descriptions of our business plan and strategies.
These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations; adverse conditions in Israel, including in connection with Israeli military operations in response to the October 7, 2023 terrorist attacks, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel. Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the Company’s 2024 Annual Report on Form 10-K, particularly in the section entitled the “Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.
Website references.   Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.
Use of trademarks.   The Mobileye name, our logo, and other trademarks mentioned in this proxy statement, including, among others, EyeQ™, EyeQ Kit™, Road Experience Management™, REM™, True Redundancy™, Mobileye Chauffeur™, Mobileye Drive™, Mobileye SuperVision™, and Moovit, are the property of Mobileye. Trade names, trademarks, and service marks of other companies appearing in this proxy statement are the property of their respective holders.
Financial Statements
Our financial statements for the year ended December 28, 2024 are included in our 2024 Annual Report on Form 10-K. Our 2024 Annual Report on Form 10-K and this proxy statement are available on our website at https://ir.mobileye.com/ and are available from the SEC at its website at www.sec.gov. You may also receive a copy of our Annual Report without charge by sending a written request to our Investor Relations department at https://ir.mobileye.com/ir-resources/contact-ir.
Communicating with Us
Visit our main website at https://www.mobileye.com/ for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings, and other company-related topics. Our Investor Relations website at https://ir.mobileye.com/ contains information regarding our recent and historical financial and operational results, strategic priorities, operating segments, news, investor events and webcasts, stock information, corporate governance and corporate responsibility initiatives, as well as links to our SEC filings and our Governance site.
To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates (including proxy access candidates) or introduce business at the annual meeting, or revoke a prior proxy instruction, contact our Secretary via e-mail at secretary@mobileye.com, or by mail to Mobileye Global Inc., c/o Mobileye B.V., Har Hotzvim, 1 Shlomo Momo HaLevi Street , Jerusalem 9777015, Israel, Attn: Liz Cohen-Yerushalmi, Secretary.

For questions regarding:	Contact:
Annual meeting	Mobileye Investor Relations https://ir.mobileye.com/ir-resources/contact-ir
Stock ownership for stockholders of record	Computershare Trust Company, N.A. www.computershare.com/contactus (800) 736-3001 (within the US and Canada) (312) 575-3100 (worldwide)
Stock ownership for beneficial holders	Your broker, bank, or other nominee
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on a review of such reports and written representations from the directors and executive officers, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 28, 2024 in a timely manner.
Stockholders Sharing the Same Last Name and Address
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Mobileye stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Secretary at the address specified above under “Other Matters; Communicating with Us,” or contact our Investor Relations department at https://ir.mobileye.com/ir-resources/contact-ir, and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
If you are a beneficial stockholder and you share an address with other beneficial stockholders, your broker, bank, or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.
By Order of the Board of Directors
Liz Cohen-Yerushalmi
Secretary
Jerusalem, Israel
April 25, 2025

APPENDIX A
AMENDED AND RESTATED
MOBILEYE GLOBAL INC.
2022 EQUITY INCENTIVE PLAN
1.   PURPOSE
The purpose of this Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan (as amended and restated, the “Plan”) is to advance the interests of Mobileye Global Inc., a Delaware corporation, and its Subsidiaries (hereinafter collectively the “Corporation”), by stimulating the efforts of employees and Consultants who are selected to be Participants on behalf of the Corporation, aligning the long-term interests of Participants with those of stockholders, heightening the desire of Participants to continue in working toward and contributing to the success of the Corporation, assisting the Corporation in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract, motivate and retain the best available individuals for service to the Corporation. This Plan permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, each of which shall be subject to such conditions based upon continued employment or service, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.
2.   DEFINITIONS
(a)   “Award” means a stock option, stock appreciation right, restricted stock or restricted stock unit granted to a Participant pursuant to the Plan.
(b)   “Board of Directors” means the Board of Directors of the Corporation.
(c)   “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.
(d)   “Committee” shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.
(e)   “Consultant” means any person, including any adviser, engaged by the Corporation or a Subsidiary of the Corporation to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Corporation or the Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Corporation’s securities; and (iii) is a natural person.
(f)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.
(g)   “market value” means, as of any date, the value of Shares determined as follows: (i) the common stock of the Corporation is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, its market value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the market value of a Share will be the mean between the high bid and low asked prices for the common stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (iii) in the absence of an established market for the common stock, the market value will be determined in good faith by the Committee.

(h)   “Outside Director” shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.
(i)   “Participants” shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.
(j)   “Performance Award” means an Award the grant, issuance, retention, vesting and/or settlement of which is subject to satisfaction of one or more of the Performance Criteria specified in Section 10(b) or any other performance criteria.
(k)   “Plan” means this Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan.
(l)   “Share” shall mean a share of common stock, $0.01 par value, of the Corporation or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11.
(m)   “Subsidiary” means any corporation or entity in which the Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.
3.   ADMINISTRATION
(a)   Composition of Committee.   This Plan shall be administered by the Committee or prior to the date the Corporation becomes subject to the reporting requirements of Rule 13 or 15(d) of the Exchange Act, the Board of Directors. Effective as of the date the Corporation becomes subject to the reporting requirements of Rule 13 or 15(d) of the Exchange Act, the Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof, and in such instances references herein to the Committee shall refer to the Board of Directors.
(b)   Delegation and Administration.   The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Corporation (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants who are not executive officers, and such actions shall be treated for all purposes as if taken by the Committee. The Committee may delegate to a Subcommittee of one or more officers of the Corporation the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants (other than any such officers themselves) who are not directors or executive officers, provided however that the resolution so authorizing such officer(s) shall specify the total number of Shares, rights or options such Subcommittee may so award, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the day to day administration of the Plan to an officer or officers of the Corporation or one or more agents, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.
(c)   Powers of the Committee.   Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i)   to prescribe, amend, and rescind rules and regulations relating to the Plan, including the forms of Award Agreement and manner of acceptance of an Award, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan and Awards, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange or a national market system upon which Shares are traded, disruption of communications or natural catastrophe) deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement, provided that no such action shall be taken absent stockholder approval to the extent required under Section 13;
(ii)   to determine which persons are eligible to be Participants, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;
(iii)   to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment or service, the satisfaction of performance criteria, the occurrence of certain events, or other factors;
(iv)   to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;
(v)   to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);
(vi)   to determine whether, and the extent to which, adjustments are required pursuant to Section 11;
(vii)   to cancel any Award, without consideration and without requirement of the consent of the Participant to whom such Award has been granted, in the event that the Committee has determined that such Award is without any economic value in excess of nominal or par value or prospect of future value;
(viii)   to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and
(ix)   to make all other determinations deemed necessary or advisable for the administration of this Plan.
(d)   Effect of Change in Status.   The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a Consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.
(e)   Determinations of the Committee.   All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all persons. The Committee may consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. Any decision or action by the Committee may be contested only by a Participant or other holder of an Award and only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.
4.   PARTICIPANTS
Awards under the Plan may be granted to any person who is an employee, Consultant or Outside Director of the Corporation. Outside Directors may be granted Awards only pursuant to Section 9 of the Plan. The status of the Chairman of the Board of Directors as an employee or Outside Director shall be determined by the Committee.
5.   EFFECTIVE DATE AND EXPIRATION OF PLAN
(a)   Effective Date.   This Plan was initially adopted by the Board of Directors and approved by the stockholders of the Corporation on January 30, 2022. The Plan, as so amended and restated, shall be effective as of the date of its approval by the stockholders of the Corporation on the date of its 2025 annual meeting of stockholders.
(b)   Expiration Date.   The Plan shall remain available for the grant of Awards until January 30, 2035 or such earlier date as the Board of Directors may determine; provided, however, that ISOs (as defined below) may not be granted under the Plan after the 10th anniversary of the date of the Board of Directors’ most recent approval of the Plan. The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.
6.   SHARES SUBJECT TO THE PLAN
(a)   Aggregate Limits.   Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance pursuant to Awards under the Plan is 153,200,000. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, as applicable, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan. Notwithstanding the preceding sentence, the following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market, if applicable, with the proceeds of the option exercise price.
(b)   Tax Code Limits.   Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11. The aggregate number of Shares issued pursuant to incentive stock options granted under the Plan shall not exceed 153,200,000, which limitation shall be subject to adjustment under Section 11 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.
7.   PLAN AWARDS
(a)   Award Types.   The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options, stock appreciation rights, restricted stock and restricted stock units. Such arrangements and benefits are sometimes referred to herein as “Awards.” The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.
(i)   Stock Options.   A “Stock Option” is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options (“ISOs”) pursuant to

Section 422 of the Code and Stock Options that are not intended to qualify as ISOs (“Non-qualified Stock Options”), as it, in its sole discretion, shall determine.
(ii)   Stock Appreciation Rights.   A “Stock Appreciation Right” or “SAR” is a right to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “SAR Agreement”).
(iii)   Restricted Stock.   A “Restricted Stock” Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).
(iv)   Restricted Stock Unit.   A “Restricted Stock Unit” Award is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Unit Agreement”).
(b)   Grants of Awards.   An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.
8.   EMPLOYEE, CONSULTANT PARTICIPANT AWARDS
(a)   Grant, Terms and Conditions of Stock Options and SARs
The Committee may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to Stock Options or SARs hereunder until said Shares have been issued. Each Stock Option or SAR shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:
(i)   Price.   The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder shall be established by the Committee. The purchase price per Share shall not be less than 100% of the market value of a Share on the date of grant. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery of already owned Shares, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option and/or by payment under a broker-assisted sale and remittance program acceptable to the Committee.
(ii)   No Repricing.   Other than in connection with a change in the Corporation’s capitalization or other transaction as described in Section 11(a) through (d) of the Plan, the Corporation shall not, without stockholder approval, reduce the purchase price of a Stock Option or SAR and, at any time when the purchase price of a Stock Option or SAR is above the market value of a Share, the Corporation shall not, without stockholder approval (except in the case of a transaction described in Section 11(a) through (d) of the Plan), cancel and re-grant or exchange such Stock Option or SAR for a new Award with a lower (or no) purchase price or for cash.
(iii)   No Reload Grants.   Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other stock option.
(iv)   Duration, Exercise and Termination of Stock Options and SARs.   Each Stock Option or SAR shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Option or SAR as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option or SAR subject to continued employment or service, the passage of time and/or such performance requirements as deemed appropriate by the

Committee. At any time after the grant of a Stock Option, the Committee may reduce or eliminate any restrictions on the Participant’s right to exercise all or part of the Stock Option.
Each Stock Option or SAR must expire within a period of not more than ten (10) years from the grant date. In each case, the Option Agreement or SAR Agreement may provide for expiration prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.
(v)   Suspension or Termination of Stock Options and SARs.   If at any time (including after a notice of exercise has been delivered) the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom the Corporation acts as agent to terminate such agency relationship, the Committee or an Authorized Officer may determine that neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Committee may require the Participant to repay to the Corporation, in cash and upon demand, the Option Proceeds (as defined below) resulting from any sale or other disposition (including to the Corporation) of Shares issued or issuable upon exercise of a Stock Option or SAR if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issuable or issued upon exercise of a Stock Option or SAR, an amount determined appropriate by the Committee to reflect the effect of the restatement, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price. The return of Option Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.
(vi)   Conditions and Restrictions Upon Securities Subject to Stock Options or SARs.   Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option or SAR shall be subject to such further conditions or agreements as the Committee in its discretion may specify prior to the exercise of such Stock Option or SAR, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. The obligation to make payments with respect to SARs may be satisfied through cash payments or the delivery of Shares, or a combination thereof as the Committee shall determine. The Committee may establish rules for the deferred delivery of Common Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of Restricted Stock Units equal in number to the number of Shares whose delivery is so deferred.
(vii)   Other Terms and Conditions.   Stock Options and SARs may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.
(viii)   ISOs.   Stock Options intending to qualify as ISOs may only be granted to employees of the Corporation within the meaning of the Code, as determined by the Committee. No ISO shall be granted to any person if immediately after the grant of such Award, such person would own stock, including stock subject to outstanding Awards held by him or her under the Plan or any other plan established by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause a Stock Option to cease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.
(b)   Grant, Terms and Conditions of Restricted Stock and Restricted Stock Units
The Committee may grant Restricted Stock or Restricted Stock Units at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock or Restricted Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock or Restricted Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:
(i)   Terms and Conditions.   Each Restricted Stock Agreement and each Restricted Stock Unit Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.
(ii)   Sale Price.   Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock or Restricted Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.
(iii)   Share Vesting.   The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, the ability to retain and/or the vesting of Shares under Restricted Stock or Restricted Stock Unit Awards subject to the Participant’s continued employment or service, passage of time and/or such performance criteria and level of achievement versus these criteria, as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year.
(iv)   Termination of Employment/Service.   The Restricted Stock or Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Restricted Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.
(v)   Restricted Stock Units.   Except to the extent this Plan or the Committee specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a stockholder until Shares are issued thereunder. Settlement of Restricted Stock Units upon expiration of the deferral or vesting period shall be made in Shares or otherwise as determined by the Committee. Dividends or dividend equivalent rights shall be payable in cash or in additional shares with respect to Restricted Stock Units only to the extent specifically provided for by the Committee and subject to the limitations of Section 10(c). Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 11. Any Restricted Stock Units that are settled after the Participant’s death shall be distributed to the Participant’s designated beneficiary(ies) or, if none was designated, the Participant’s estate.
(vi)   Suspension or Termination of Restricted Stock and Restricted Stock Units.   If at any time the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the vesting of Shares under the Participant’s Restricted Stock or Restricted Stock Unit Awards pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom the Corporation acts as agent to terminate such agency relationship, the Committee or an Authorized Officer may determine that the Participant’s Restricted Stock or Restricted Stock Unit Agreement shall be forfeited and cancelled. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Committee may require the Participant to repay to the Corporation, in cash and upon demand, the Restricted Stock Proceeds (as defined below) resulting from any sale or other disposition (including to the Corporation) of Shares issued or issuable upon the vesting of Restricted Stock or a Restricted Stock Unit if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Restricted Stock Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issued or issuable upon vesting of Restricted Stock or a Restricted Stock Unit, an amount determined appropriate by the Committee to reflect the effect of the restatement, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or units sold or disposed of. The return of Restricted Stock Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.
9.   OUTSIDE DIRECTOR AWARDS
The number of Awards granted to each Outside Director in a fiscal year of the Corporation (“Outside Director Awards”) is limited, so that the grant date fair value of all Outside Director Awards granted by the Board of Directors combined with all cash-based compensation earned in the same fiscal year, may not exceed $500,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 11. The number of Shares subject to each Outside Director Award, or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 8. If the Board of Directors reasonably believes that an Outside Director has committed an act of misconduct as specified in Section 8(a)(v) or 8(b)(vi), the Board of Directors may suspend the Outside Director’s right to exercise any Stock Option or SAR and/or the vesting of any Restricted Stock or Restricted Stock Unit Award pending a determination of whether an act of misconduct has been committed. If the Board of Directors determines that an Outside Director has committed an act of misconduct, neither the Outside Director nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever and shall forfeit any unvested Restricted Stock or Restricted Stock Unit Award.
10.   OTHER PROVISIONS APPLICABLE TO AWARDS
(a)   Transferability.   Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution or as permitted by Rule 701 of the Securities Act of 1933. Further, until the Corporation becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Board of Directors or the Committee, as applicable, determines that it is, will, or may no longer be relying upon the exemption from registration under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act, an Option, or prior to exercise, the Shares subject to the Option, may not be pledged, hypothecated or otherwise transferred or disposed of, in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than to (i) persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of the Participant upon the death or disability of the Participant..
(b)   Performance Criteria.   For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria or any other performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, on a U.S. generally accepted accounting principles (“GAAP”) or non-GAAP basis, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before one or more of interest, taxes, depreciation and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) gross margin, operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. The Committee may appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any infrequently occurring or other unusual items, either under applicable accounting provisions or described in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year, and (vi) any other events as the Committee shall deem appropriate, if such adjustment is timely approved in connection with the establishment of Performance Criteria. Notwithstanding satisfaction of any completion of any Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
(c)   Dividends.   Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be credited and/or payable to any Participant with respect to the Shares subject to any Award; provided, however, that in no event will dividends or dividend equivalents be credited or payable in respect of Stock Options or SARs. Notwithstanding the foregoing, dividends or dividend equivalents credited/payable in connection with an Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid until the underlying Award vests.
(d)   Documents Evidencing Awards.   The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.
(e)   Additional Restrictions on Awards.
(i)   Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares.
(ii)   In connection with an initial offering of the Corporation’s Shares pursuant to a registration statement filed by the Corporation with the Securities and Exchange Commission and upon request of the Corporation or the underwriters managing such offering of the Corporation’s securities, Participants shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Corporation however or whenever acquired (other than those included in the registration) without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Corporation or such managing underwriters and Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters in connection with such offering. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs, or prior to the expiration of the restricted period the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any Financial Industry Regulatory Authority rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement.
(f)   Subsidiary Awards.   In the case of a grant of an Award to any Participant employed by or providing services to a Subsidiary, such grant may, if the Committee so directs, be implemented by the Corporation issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.
(g)   Compensation Recovery.   This provision applies to the Compensation Recoupment Policy adopted by the Corporation’s Board of Directors on September 7, 2023 (the “Clawback Policy”) and any other policy adopted by any exchange on which the securities of the Corporation are listed pursuant to Section 10D of the Exchange Act, as applicable. To the extent the Clawback Policy or any other similar policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Corporation, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.
11.   ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK
(a)   The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate provided, however, that the Administrator will make such adjustments to an Award required by Section 25102(o) of the California Corporations Code to the extent the Corporation is relying upon the exemption afforded thereby with respect to the Award.
(b)   If the outstanding Shares or other securities of the Corporation, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Accounting Standards Codification 718) affecting the Shares or other securities of the Corporation, the Committee shall equitably adjust the number and kind of Shares or other securities that are subject to this Plan and to the limits under Sections 6 and 9 and that are subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities subject to such Awards without changing the aggregate exercise or settlement price, if any.
(c)   No right to purchase fractional Shares shall result from any adjustment in Stock Options or SARs pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Stock Option or SAR shall be rounded down to the nearest whole share.
(d)   Any other provision hereof to the contrary notwithstanding (except Section 11(a)), in the event the Corporation is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Corporation (if the Corporation is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.
12.   LISTING OR QUALIFICATION OF COMMON STOCK
In the event that the Committee determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Restricted Stock Unit Award shall not vest or be settled unless such listing, qualification, consent or approval has been unconditionally obtained.
13.   TERMINATION OR AMENDMENT OF THE PLAN
The Board of Directors may amend, alter or discontinue the Plan and the Board of Directors or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an

Award made under this Plan, including pursuant to Section 3(c)(vii), provided, however, that the Corporation shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for stockholder approval by an applicable stock exchange or a national market system upon which Shares are traded or that otherwise would:
(a)
Increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)
Reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);

(c)
Reduce the option price of outstanding Stock Options;

(d)
Extend the term of this Plan;

(e)
Change the class of persons eligible to be Participants; or

(f)
Increase the limits in Section 6.

In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration made pursuant to Section 3(c)(vii) or if the Committee otherwise determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.
14.   WITHHOLDING
To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or Restricted Stock Unit Award, or any sale of Shares. The Corporation shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant equal to an amount no greater than the maximum statutory tax rate applicable to such Participant in all relevant jurisdictions, and in all cases reduced by the amount of any withholding obligation a Participant satisfies by cash payment to the Corporation.
15.   GENERAL PROVISIONS
(a)   Employment At Will.   Neither the Plan nor the grant of any Award nor any action by the Corporation, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of or service to the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a Subsidiary, as the case may be, it may determine to do so.
(b)   Governing Law.   This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.
(c)   Unfunded Plan.   Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
(d)   Third Party Administrator.   In connection with a Participant’s participation in the Plan, the Corporation may use the services of a third party administrator, including a brokerage firm administrator, and the Corporation may provide this administrator with personal information about a Participant, including a Participant’s name, social security number and address, as well as the details of each Award, and this administrator may provide information to the Corporation concerning the exercise of a Participant’s rights and account data as it relates to Awards under the Plan.
(e)   Investment Representations.   As a condition to the exercise of an Award, the Corporation may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required.
16.   NON-EXCLUSIVITY OF PLAN
Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock or restricted stock units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
17.   COMPLIANCE WITH OTHER LAWS AND REGULATIONS
This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary or advisable for the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Corporation has determined that such registration is unnecessary.
18.   LIABILITY OF CORPORATION
The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.

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MOBILEYE GLOBAL INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

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MOBILEYE GLOBAL INC.C/O MOBILEYE INC.25301 DEQUINDRE RD.MADISON HEIGHTS, MI 480711a. Amnon Shashua1b. Safroadu Yeboah-Amankwah1c. Patrick Bombach1d. Elaine L. Chao1e. Eyal Desheh1f. Claire C. McCaskill1g. Christoph Schell1h. Frank D. YearyPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.For WithholdMOBILEYE GLOBAL INC.1. Election of DirectorsNominees:The Board of Directors recommends you vote FOR thefollowing proposals:2. Ratification of selection of Kesselman & Kesselman,Certified Public Accountants (Isr.), a member firm ofPricewaterhouseCoopers International Limited as ourindependent registered public accounting firm for 2025.3. Advisory vote on executive compensation.NOTE: We also will transact such other business as may properlycome before the meeting or any adjournment thereof.4. Approval of the Amended and Restated Mobileye GlobalInc. 2022 Equity Incentive Plan.SCAN TOVIEW MATERIALS & VOTE wVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time on June 11, 2025. Have your proxy cardin hand when you access the web site and follow the instructions to obtain your recordsand to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/MBLY2025You may attend the meeting via the Internet and vote during the meeting. Havethe information that is printed in the box marked by the arrow available and followthe instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time on June 11, 2025. Have your proxy card in hand when you call and thenfollow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.

V74007-P32679Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 12, 2025:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.MOBILEYE GLOBAL INC.ANNUAL MEETING OF STOCKHOLDERSJUNE 12, 2025 10:00 AM EASTERN TIMETHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSSafroadu Yeboah-Amankwah, Amnon Shashua, Liz Cohen-Yerushalmi, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholders' Meeting of Mobileye Global Inc. to be held on June 12, 2025 or at any postponement or adjournment thereof.If this proxy is properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1, and FOR Proposals 2, 3 and 4.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.Continued and to be signed on reverse side